AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 8,  2005
REGISTRATION NO. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CAMINOS CORP.
(Exact name of Small Business Issuer in its charter)

CALIFORNIA (State or other jurisdiction of incorporation or organization)	7372 (Primary Standard Industrial Classification Code Number)	95-3880130 (I.R.S. employer identification number)

600 Hampshire Road, Suite 105 Westlake Village, CA 91361 (805) 370-3100 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
600 Hampshire Road, Suite 105 Westlake Village, CA 91361 (Address of Principal Place of Business or Intended Principal Place of Business)

STEPHEN CROSSON
Chief Financial Officer
600 Hampshire Road, Suite 105
Westlake Village, California 91361
(805) 370-3100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:

DAVID L. FICKSMAN, ESQ.
TROY & GOULD PROFESSIONAL CORPORATION
1801 CENTURY PARK EAST, 16TH FLOOR
LOS ANGELES, CA. 90067
(310) 789-1290

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO TIME AFTER THE
EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

 If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

 If this Form is filed to register additional securities for an offering pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

 If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

 If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered(1)	Amount To Be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock	17,960,204	$.56	$10,057,715	$1,277(2)

_________________________
(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), based on the average of the closing bid and asked price for our common stock as reported on the OTC Bulletin Board on February 7,  2005.
(2) Pursuant to Rule 457(p) under the Securities Act, the amount of $958 previously paid in connection with the Registration Statement on Form SB-2 filed by the registrant on October 26, 2004, File No. 333-119992 and withdrawn in January 28, 2005 against the total  registratrion fee due under.

COMPANY HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL COMPANY SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

SUBJECT TO COMPLETION, DATED FEBRUARY 8, 2005The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the securities and exchange commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

17,960,204 SHARES

CAMINOSOFT CORP.

COMMON STOCK

This prospectus relates to the offer of up to 17,960,204 shares of the common stock of CaminoSoft Corp. by selling shareholders. The selling shareholders may sell the shares at fixed prices, prevailing market prices at the time of sale, varying prices determined at the time of sale or at negotiated prices.

One of the selling shareholders, Fusion Capital Fund II, LLC, is an “underwriter” within the meaning of the Securities Act of 1933, as amended.

Our common stock trades on the Over-The-Counter Bulletin Board or OTCBB under the symbol “CMSF”. The last reported closing bid price for our common stock on February 7, 2005 was $0.57 per share.

INVESTMENT IN THE COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU MAY LOSE YOUR ENTIRE INVESTMENT. CONSIDER CAREFULLY THE “RISK FACTORS” BEGINNING ON PAGE 4 OF THIS PROSPECTUS BEFORE INVESTING.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                    , 2005.

You should rely only on the information contained in this prospectus. We have not, and the selling shareholders have not, authorized anyone to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not, and the selling shareholders are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

TABLE OF CONTENTS

Prospectus Summary	3
Risk Factors	4
Forward Looking Statements	10
Use of Proceeds	11
Market For Common Equity And Related Shareholder Matters	11
The Fusion Transaction	13
Management's Discussion and Analysis or Plan of Operation	17
Business	23
Legal Proceedings	28
Management	28
Executive Compensation	31
Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters	32
Certain Relationships and Related Transactions	33
Description of Securities	34
Shares Eligible for Future Sale	34
Selling Shareholders	35
Plan of Distribution	36
Legal Matters	39
Experts	39
Where You Can Find Additional Information	39
Financial Statements	F-1

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PROSPECTUS SUMMARY

This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the more detailed information regarding our company, the risks of purchasing our common stock discussed under “risk factors,” and our financial statements and the accompanying notes.

Business Overview

CaminoSoft Corp. (the “Company” or “CaminoSoft”) was organized in 1983. We are a developer and manufacturer of software solutions that store, manage, and safeguard large quantities of data created in business and application settings. Our software for Microsoft Windows 2000 and 2003 and Novell NetWare environments enable organizations to maximize storage resources, reduce backup and recovery time, and control file retention. Our products and solutions are available worldwide through commercial distributors, value-added resellers, and systems integrators.

The Offering

On January 31, 2005 we entered into a common stock purchase agreement with Fusion Capital Fund II, LLC, pursuant to which Fusion Capital has agreed to purchase, on each trading day, $10,000 of our common stock up to an aggregate, under certain conditions, of $6,000,000. Of the 17,960,204 shares being offered by this prospectus, 3,680,272 shares are being offered by Fusion Capital and 14,279,932 shares are being offered by other selling shareholders. As of January 31, 2005, there were 13,462,750 shares outstanding, including the 340,136 shares that we have issued to Fusion Capital as compensation for its purchase commitment, but excluding 3,340,136 shares offered by Fusion Capital pursuant to this prospectus.  The number of shares offered by the Selling Shareholders in this prospectus represents 133% of the total common stock outstanding as of January 31, 2005. The number of shares ultimately offered for sale by Fusion Capital is dependent upon the number of shares purchased by Fusion Capital under the common stock purchase agreement.

Executive Offices

Our executive offices are located at 600 Hampshire Road, Suite 105, Westlake Village, CA 91361. Our telephone number is (805) 370-3100 and our website is www.caminosoft.com. The information on our website is not part of this prospectus.

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RISK FACTORS

Please consider the following risk factors together with the other information presented in this prospectus, including the financial statements and the notes thereto, before investing in our common stock. The trading price of our common stock could decline due to any of the following risks, and you might lose all or part of your investment.

Risks Associated with our Business

We have yet to establish any history of profitable operations and expect losses to continue for the foreseeable future.

We have yet to establish any history of profitable operations. We have incurred annual operating losses of $2,692,034, $2,516,312 and $2,164,199, for fiscal years 2001, 2002 and 2003 respectively. During the year ended September 30, 2004 we incurred an operating loss of $1,943,716. As a result, at September 30, 2004 we had an accumulated deficit of $19,054,981. Our revenues have not been sufficient to sustain our operations. We expect that our revenues may not be sufficient to sustain our operations for the foreseeable future. Our profitability will require the successful commercialization of products, solutions and services. No assurances can be given as to if or when this will occur or that we will ever be profitable.

We will require additional financing to sustain our operations and without it we will not be able to continue operations.

At December 31, 2004 we had working capital of $100,192. We had operating cash flow deficits of $2,223,765 $1,866,295 and $1,935,774 for fiscal years ended September 30, 2002, 2003 and 2004.  Our auditors have made reference to the substantial doubt as to our ability to continue as a going concern in their audit report dated November 24, 2004 to our audited financial statements for the period ended September 30, 2004.  We will require additional financing in order to expand our business and continue operations. Our working capital requirements in the foreseeable future will depend on a variety of factors including our ability to implement our sales and marketing plan. There can be no assurance that we will be able to successfully negotiate or obtain additional financing or the terms thereof. Our ability to obtain additional capital will be dependent on the implementation of our business plan, market conditions, the national economy and other factors outside our control. If adequate funds are not available or are not available at acceptable terms, our ability to finance our expansion, develop or enhance services or products or respond to competitive pressures would be significantly limited.

We only have the right to receive $10,000 per trading day under the agreement with Fusion Capital unless our stock price equals or exceeds $0.60, in which case the daily amount may be increased under certain conditions as the price of our common stock increases. Fusion Capital does not have the right or the obligation to purchase any shares of our common stock on any trading day that the market price of our common stock is less than $0.25. Since we initially registered 3,000,000 shares for sale by Fusion Capital pursuant to this prospectus, (excluding 340,136 Commitment shares issued to Fusion Capital and up to 340,136 Commitment shares issuable to Fusion Capital), the selling price of our common stock to Fusion Capital will have to average at least $2.00 per share for us to receive the maximum proceeds of $6,000,000 without registering additional shares of common stock. Assuming a purchase price of $0.56 per share (the closing sale price of the common stock on January 27, 2005) and the purchase by Fusion Capital of all 3,000,000 shares under the common stock purchase agreement, proceeds to us would only be $1,680,000.

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The extent to which we rely on Fusion Capital as a source of funding will depend on a number of factors including, the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources, such as through the sale of our common stock to third parties. If obtaining sufficient financing from Fusion Capital were to prove prohibitively expensive and if we are unable to commercialize and sell our data management and high availability products, we will need to secure another source of funding in order to satisfy our working capital needs. Even if we are able to access the full $6,000,000 under the common stock purchase agreement with Fusion Capital, we may still need additional capital to fully implement our business, operating and development plans. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences would be a material adverse effect on our business, operating results, financial condition and prospects.

Our future operating results are unpredictable.

Our operating results will depend on the enhancement of our existing products and the ability to market and sell the products. Any future success that we may achieve will depend upon many factors including factors which may be beyond our control or which cannot be predicted at this time. Uncertainties and factors which could cause actual results or events to differ materially from those set forth or implied include:

•	Inability to acquire new customers;

•	Inability to complete successful implementation of our software;

•	Inability to provide applications in a manner that is scalable;

•	Inability to offer new services that complement our existing offerings; or

•	Inability to increase awareness of our brand.

If we are unable to adapt our products to rapidly changing technology, our reputation and our ability to grow our revenues could be harmed.

The markets we serve are characterized by rapidly changing technology, evolving industry standards, emerging competition and the frequent introduction of new software. There is no assurance that we will be able to enhance existing products or develop new products that meet changing customer needs in a timely and cost-effective manner. Prolonged delays resulting from our efforts to adapt to rapid technological change, even if ultimately successful, could harm our reputation within our industry and our ability to grow our revenues.

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We face significant competition from other providers of computer software.

Our competitors in the storage systems market consists of a small group of leading vendors, such as EMC, HP, IBM, Hitachi Data Systems and Network Appliance, and a cadre of hardware and software companies who OEM, remarket, or aggregate storage products from third parties.

CaminoSoft’s products compete in the data management and high availability software segments. The cost barriers for entry into these markets are relatively low, which means our competitors range from small companies with limited resources to large, more established companies with substantial resources. However, among all of these competitors (and in some cases technology partners), we believe none offer a cross-platform Windows/NetWare solution to round out their Information Lifecycle Management (“ILM”) solution suites. Some competitors, regardless of size, have substantially greater financial, technical, marketing, distribution, personnel and other resources. It is possible that we may not have the resources to effectively compete with these companies.

Our earnings growth is dependent upon acceptance of our products and our ability to increase demand for data storage and management software products.

Our ability to generate profits depends primarily upon market acceptance of our data storage and management software products and the continued upgrade and sale of our high availability software products. Our products may not be able to be successfully marketed or achieve customer acceptance, and we may be unable to increase demand for our products. Our strategy to increase our customer base includes investment in programs designed to heighten consumer awareness of our products and services. If we do not successfully develop new products that keep pace with technology, our competitive position will be weakened.

The market for our products is new and emerging, and is characterized by rapid technological advances, changing customer needs and evolving industry standards.

We may not be successful in developing and marketing, on a timely and cost-effective basis, enhancements to our software products or new products which respond to technological advances and satisfy increasingly sophisticated customer needs. Our ability to meet our customers’ needs and evolving industry standards will depend on our:

•	Ability to timely develop new software products that keep pace with developments in technology;

•	Ability to meet evolving customer requirements which are often changing;

•	Success at enhancing our current product offerings; and

•	Delivering those products through appropriate distribution channels.

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If we fail to introduce new products or if new industry standards emerge that we do not anticipate or adapt to, our software products could be rendered obsolete and our competitive position will be weakened.

Our business will suffer if our software development is delayed.

Any failure to release new products and upgrades on time may result in:

-	customer dissatisfaction;

-	cancellation of orders;

-	negative publicity;

-	loss of revenue; and

-	slower market acceptance.

Our performance is substantially dependent on the continued services and the performance of our senior management and other key personnel.

Our performance is substantially dependent on the continued services and the performance of our senior management and other key personnel. Our performance also depends on our ability to retain and motivate our other officers and key employees. The loss of the services of any of our executive officers or other key employees could have a material adverse effect on our business, prospects, financial condition and results of operations. Our future success also depends on our ability to identify, attract, hire, train, retain and motivate other highly skilled technical, managerial and marketing personnel. Competition for such personnel is intense, and there can be no assurance that we can attract and retain the necessary technical, managerial and marketing personnel and this could have a material adverse effect on our business, prospects, financial condition and results of operations.

We could incur substantial costs defending our intellectual property from claims of infringement.

The software industry is characterized by frequent litigation regarding copyright, patent, trademark and other intellectual property rights. We may be subject to future litigation based on claims that our own intellectual property rights are invalid. We expect that software product developers will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows and the functionality of products overlaps. Claims of infringement could require us to re-engineer or rename our products or seek to obtain licenses from third parties in order to continue offering our products. These claims could also result in significant expense to us and the diversion of our management and technical resources, even if we ultimately prevail. Licensing or royalty agreements, if required, may not be available on terms acceptable to us or at all.

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We may face interruption of production and services due to increased security measures in response to terrorism.

Our business depends on the free flow of products and services through the channels of commerce. Recently, in response to terrorists’ activities and threats aimed at the United States, transportation, mail, financial and other services have been slowed or stopped altogether. Further delays or stoppages in transportation, mail, financial or other services could have a material adverse effect on our business, results of operations and financial condition. Furthermore, we may experience an increase in operating costs, such as costs for transportation, insurance and security as a result of the activities and potential activities. We may also experience delays in receiving payments from payers that have been affected by the terrorist activities and potential activities. The U.S. economy in general is being adversely affected by the terrorist activities and potential activities and any economic downturn could adversely impact our results of operations, impair our ability to raise capital or otherwise adversely affect our ability to grow our business.

Risks Associated with an Investment in our Common Stock

The so-called “penny stock rule” could make it cumbersome for brokers and dealers to trade in our common stock, making the market for our common stock less liquid which could cause the price of our stock to decline.

Trading of our common stock on the OTCBB may be subject to certain provisions of the Securities Exchange Act of 1934, as amended commonly referred to as the “penny stock” rule. A penny stock is generally defined to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. If our stock is deemed to be a penny stock, trading in our stock will be subject to additional sales practice requirements on broker-dealers. These may require a broker-dealer to:

•	make a special suitability determination for purchasers of our shares;

•	receive the purchaser’s written consent to the transaction prior to the purchase; and

•	deliver to a prospective purchaser of our stock, prior to the first transaction, a risk disclosure document relating to the penny stock market.

Consequently, penny stock rules may restrict the ability of broker-dealers to trade and/or maintain a market in our common stock. Also, prospective investors may not want to get involved with the additional administrative requirements, which may have a material adverse effect on the trading of our shares.

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The sale of shares by the selling shareholders as contemplated by this prospectus may encourage our other shareholders to sell their stock and have an adverse impact on the market price of our common stock, and the sale to Fusion Capital Fund II, LLC of shares under the common stock purchase agreement will result in dilution to our existing shareholders.

The resale by the selling shareholders of our common stock as contemplated by this prospectus will increase the number of our publicly traded shares, which could depress the market price of our common stock. Moreover, the mere prospect of resales by the selling shareholders as contemplated by this prospectus could depress the market price for our common stock. The issuance of shares to Fusion Capital Fund under the common stock purchase agreement will dilute the equity interest of existing shareholders and could have an adverse effect on the market price of our common stock.

The perceived risk of dilution may cause our shareholders to sell their shares, which would contribute to a decline in the price of our common stock. Moreover, the perceived risk of dilution and the resulting downward pressure on our stock price could encourage investors to engage in short sales of our common stock. By increasing the number of shares offered for sale, material amounts of short-selling could further contribute to progressive price declines in our common stock.

The purchase price for the common stock to be issued to Fusion Capital pursuant to the common stock purchase agreement will fluctuate based on the price of our common stock. All shares in this offering are freely tradable. Fusion Capital may sell none, some or all of the shares of common stock purchased from us at any time. We expect that the shares offered by this prospectus will be sold over a period of up to 30 months from the date of this prospectus. Depending upon market liquidity at the time, a sale of shares under this offering at any given time could cause the trading price of our common stock to decline. The sale of a substantial number of shares of our common stock under this offering, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

Our common stock has experienced in the past, and is expected to experience in the future, significant price and volume volatility, which substantially increases the risk that you may not be able to sell your shares at or above the price that you pay for the shares.

The historical trading of our common stock is not necessarily an indicator of how it will trade in the future and our trading price as of the date of this prospectus is not necessarily an indicator of what the trading price of our common stock might be in the future.

Because of the limited trading market for our common stock, and because of the possible price volatility, you may not be able to sell your shares of common stock when you desire to do so. The inability to sell your shares in a rapidly declining market may substantially increase your risk of loss because of such illiquidity and because the price for our common stock may suffer greater declines because of its price volatility.

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The price of our common stock that will prevail in the market after this offering may be higher or lower than the price you pay. Certain factors, some of which are beyond our control, that may cause our share price to fluctuate significantly include, but are not limited to, the following:

•	announcement by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	changes in market valuations of similar companies;

•	variations in our quarterly operating results;

•	inability to complete or integrate an acquisition;

•	additions or departures of key personnel; and

•	fluctuations in stock market price and volume.

Additionally, in recent years the stock market in general, and the Over-the-Counter Bulletin Board and technology stocks in particular, have experienced extreme price and volume fluctuations. In some cases, these fluctuations are unrelated or disproportionate to the operating performance of the underlying company. These market and industry factors may materially and adversely affect our stock price, regardless of our operating performance.

In the past, class action litigation has often been brought against companies following periods of volatility in the market price of those companies’ common stock. If we become involved in this type of litigation in the future, it could result in substantial costs and diversion of management attention and resources, which could have a further negative effect on your investment in our stock.

FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements. Such forward-looking statements include statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans, and (e) our anticipated needs for working capital. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements. These statements may be found under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur. In addition to the information expressly required to be included in this filing, we will provide such further material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not misleading.

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USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by selling shareholders. We will receive no proceeds from the sale of shares of common stock in this offering. However, we may receive up to $6.0 million in proceeds from the sale of our common stock to Fusion Capital under the common stock purchase agreement. Any proceeds from Fusion Capital we receive under the common stock purchase agreement will be used for working capital and general corporate purposes.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Market Information

Our common stock is traded on the OTCBB under the symbol “CMSF”. The following table sets forth the high and low bids for the common stock for the two most recent fiscal years. The prices reflect inter-dealer quotations, without adjustments for retail mark-ups, mark-downs or commissions and may not necessarily represent actual transactions. All bid prices below have been rounded to the nearest whole cent.
.
	Common Stock Sales Prices
	High	Low

2003
January 2, 2003 - March 31, 2003	$0.90	$0.33

April 1, 2003 - June 30, 2003	$0.60	$0.33

July 1, 2003 - September 30, 2003	$0.53	$0.32

October 1, 2003 - December 31, 2003	$0.45	$0.36

2004
January 2, 2004 - March 31, 2004	$0.62	$0.38

April 1, 2004 - June 30, 2004	$0.63	$0.40

July 1, 2004 - September 30, 2004	$0.65	$0.39

October 1, 2004 - December 31, 2004	$0.70	$0.35

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Holders

We currently have outstanding 13,462,750 shares of our common stock. Our shares of common stock are held by shareholders of record.

Dividend Policy

We have never paid cash dividends and have no plans to do so in the foreseeable future. Our future dividend policy will be determined by our Board of Directors and will depend upon a number of factors, including our financial condition and performance, our cash needs and expansion plans, income tax consequences, and the restrictions that applicable laws and our credit arrangements then impose.

Securities Authorized for Issuance Under Equity Compensation Plans

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information regarding our 2000 Stock Option Plan. All information set forth below is as of February 1, 2005, pursuant to applicable regulations.

	Number of Securities to Be Issued Upon Exercise Of Outstanding Options, (a)	Weighted-Average Outstanding Options, Warrants and Rights, (b)	Number of Securities Remaining Exercise Price of Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in Column (a))

Equity compensation plans approved by security holders	10,289,337	$.95	1,016,000

Equity compensation plans not approved by security holders	_	_	_

TOTAL	10,289,337	$.95	1,016,000

Shareholder Approved Plans:

The 2000 Stock Option Plan

Our shareholders approved the 2000 Stock Option Plan as amended April, 2001. Currently, this plan authorizes the grant of options to purchase up to 6,000,000 shares of Common Stock, of which options to purchase 4,984,000 shares were outstanding and 1,016,000 available for future issuance as of February 1, 2005.

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Non-Shareholder-Approved Plans:

There are no non-shareholder approved plans as of February 1, 2005.

THE FUSION TRANSACTION

General

On January 31, 2005 we entered into a common stock purchase agreement with Fusion Capital Fund II, LLC pursuant to which Fusion Capital agreed to purchase on each trading day during the term of the agreement, $10,000 of our common stock or an aggregate of $6,000,000. The $6,000,000 of common stock is to be purchased over a 30-month period, subject to a three month extension or earlier termination at our discretion. The purchase price of the shares of common stock will be equal to a price based upon the future market price of the common stock without any fixed discount to the market price. Fusion Capital does not have the right or the obligation to purchase shares of our common stock in the event that the price of our common stock is less than $0.25.

We have authorized the sale and issuance of 3,680,272 shares of our common stock to Fusion Capital under the common stock purchase agreement of which we have registered 3,680,272. We estimate that the maximum number of shares we will sell to Fusion Capital under the common stock purchase agreement will be 3,000,000 shares (exclusive of the 340,136 shares issued to Fusion Capital as the commitment fee and 340,136 commitment shares to be issued as a commitment fee as we sell shares to Fusion Capital) assuming Fusion Capital purchases all $6,000,000 of common stock.

Purchase of Shares Under the Common Stock Purchase Agreement

Under the common stock purchase agreement, on each trading day Fusion Capital is obligated to purchase a specified dollar amount of our common stock. Subject to our right to suspend such purchases at any time, and our right to terminate the agreement with Fusion Capital at any time, each as described below, Fusion Capital shall purchase on each trading day during the term of the agreement $10,000 of our common stock. This daily purchase amount may be decreased by us at any time. We also have the right to increase the daily purchase amount at any time, provided however, we may not increase the daily purchase amount above $10,000 unless our stock price is above $0.60 per share for five consecutive trading days. The purchase price per share is equal to the lesser of:

•	the lowest sale price of our common stock on the purchase date; or

•	the average of the three (3) lowest closing sale prices of our common stock during the twelve (12) consecutive trading days prior to the date of a purchase by Fusion Capital.

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The purchase price will be adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the trading days in which the closing bid price is used to compute the purchase price. Fusion Capital may not purchase shares of our common stock under the common stock purchase agreement if Fusion Capital, together with its affiliates, would beneficially own more than 9.9% of our common stock outstanding at the time of the purchase by Fusion Capital.

The following table sets forth the amount of proceeds we would receive from Fusion Capital from the sale of shares of our common stock offered by this prospectus at varying purchase prices:

Assumed Average Purchase Price	Number of Shares to be Issued if Full Purchase	Percentage Outstanding After Giving Effect to the Issuance to Fusion Capital(1)	Proceeds from the Sale of 3,000,000 Shares to Fusion Capital Under the Common Stock Purchase Agreement

$0.25	3,000,000	22%	$750,000
$0.56(2)	3,000,000	22%	$1,680,000
$0.75	3,000,000	22%	$2,250,000
$1.00	3,000,000	22%	$3,000,000
$1.50	3,000,000	22%	$4,500,000
$2.00	3,000,000	22%	$6,000,000
____________________
 (1)  Based on 13,462,750 shares outstanding as of January 31, 2005. Includes the issuance of 340,136 shares of common stock issued to Fusion Capital as a commitment fee and the number of shares issuable at the corresponding assumed purchase price set forth in the adjacent column.

 (2)  Closing sale price of our common stock on January 27, 2005.

We estimate that we will issue no more than 3,680,272 shares to Fusion Capital under the common stock purchase agreement, including the shares issuable as a commitment fee, of which 3,680,272 shares are included in this offering. We have the right to terminate the agreement without any payment or liability to Fusion Capital at any time, including in the event that more than 3,680,272 shares are issuable to Fusion Capital under the common stock purchase agreement.

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Our Right To Suspend Purchases

We have the unconditional right to suspend purchases at any time for any reason effective upon one trading day’s notice. Any suspension would remain in effect until our revocation of the suspension. To the extent we need to use the cash proceeds of the sales of common stock under the common stock purchase agreement for working capital or other business purposes, we do not intend to restrict purchases under the common stock purchase agreement

Our Right To Increase and Decrease the Daily Purchase Amount

Under the common stock purchase agreement, Fusion Capital has agreed to purchase on each trading day during the 30-month term of the agreement, $10,000 of our common stock or an aggregate of $6,000,000. We have the unconditional right to decrease the daily amount to be purchased by Fusion Capital at any time for any reason effective upon one trading day’s notice. We also have the right to increase the daily purchase amount as the market price of our common stock increases. Specifically, for every $0.10 increase in Threshold Price (defined below) above $0.50, we have the right to increase the daily purchase amount by up to an additional $5,000. For example, if the Threshold Price is $0.60 we would have the right to increase the daily purchase amount to up to an aggregate of $15,000. The “Threshold Price” is the lowest sale price of our common stock during the five trading days immediately preceding our notice to Fusion Capital to increase the daily purchase amount. If at any time during any trading day the sale price of our common stock is below the Threshold Price, the applicable increase in the daily purchase amount will be void.

Our Termination Rights

We have the unconditional right at any time for any reason to give notice to Fusion Capital terminating the common stock purchase agreement. Such notice shall be effective one trading day after Fusion Capital receives such notice.

Effect of Performance of the Common Stock Purchase Agreement on our shareholders

It is anticipated that shares registered in this offering will be sold over a period of up to thirty (30) months from the date of this prospectus. The sale of a significant amount of shares registered in this offering at any given time could cause the trading price of our common stock to decline and to be highly volatile. Fusion Capital may ultimately purchase all of the shares of common stock issuable under the common stock purchase agreement, and it may sell some, none or all of the shares of common stock it acquires upon purchase. Therefore, the purchases under the common stock purchase agreement may result in substantial dilution to the interests of other holders of our common stock. However, we have the right at any time for any reason to: (1) reduce the daily purchase amount, (2) suspend purchases of the common stock by Fusion Capital and (3) terminate the common stock purchase agreement.

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No Short-Selling or Hedging by Fusion Capital

Fusion Capital has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the common stock purchase agreement.

Events of Default

Generally, Fusion Capital may terminate the common stock purchase agreement without any liability or payment to us upon the occurrence of any of the following events of default:

•	the effectiveness of the registration statement of which this prospectus is a part lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to Fusion Capital for sale of our common stock offered hereby and such lapse or unavailability continues for a period of ten (10) consecutive trading days or for more than an aggregate of thirty (30) trading days in any 365-day period;

•	suspension by our principal market of our common stock from trading for a period of three consecutive trading days;

•	the de-listing of our common stock from our principal market provided our common stock is not immediately thereafter trading on the Nasdaq National Market, the Nasdaq National SmallCap Market, the New York Stock Exchange or the American Stock Exchange;

•	the transfer agent’s failure for five (5) trading days to issue to Fusion Capital shares of our common stock which Fusion Capital is entitled to under the common stock purchase agreement;

•	any material breach of the representations or warranties or covenants contained in the common stock purchase agreement or any related agreements which has or which could have a material adverse affect on us subject to a cure period of ten trading days; or

•	any participation or threatened participation in insolvency or bankruptcy proceedings by or against us.

Commitment Shares Issued to Fusion Capital

Under the terms of the common stock purchase agreement Fusion Capital has received 340,136 shares of our common stock as a commitment fee.  We will issue up to 340,136 shares of common stock to Fusion Capital as an additional commitment fee. These additional shares will be issued pro rata based on the proportion that a dollar amount purchased by Fusion bears to the $6,000,000 aggregate amount under the purchase agreement with Fusion Capital.  Unless an event of default occurs, these shares must be held by Fusion Capital until 30 months from the date of the common stock purchase agreement or the date the common stock purchase agreement is terminated.

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No Variable Priced Financings

Until the termination of the common stock purchase agreement, we have agreed not to issue, or enter into any agreement with respect to the issuance of, any variable priced equity or variable priced equity-like securities unless we have obtained Fusion Capital’s prior written consent.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

OVERVIEW

On September 17, 1999, we acquired the assets (the “CaminoAssets”) of Camino Software Systems, Inc. (“Camino”) for 468,000 shares of our common stock and assumed $315,172 of certain Camino liabilities. The Camino Assets consisted of the name, Camino Software Systems, Inc., data storage management software, certain business contracts and intangible personal property. Camino had developed the Highway Server hierarchical storage management (“HSM”) software. We have continued development of HSM products and currently support all levels of Novell NetWare and Microsoft Windows 2000 and 2003. In addition we have developed HSM for use with Novell GroupWise email storage systems. We have also been certified by Computer Associates as “ca smart” for compatibility with the Computer Associates BrightStor Portal and ARCServe back up products.

In February 2003, we entered into a licensing and distribution agreement with Legato Systems, Inc. for future development, customer service, marketing and distribution of certain Legato high availability products for Novell NetWare operating systems. The high availability products specified are “Standby Server(TM)” for NetWare, “SnapShotServer(R)” for NetWare, and “OFFSite Archive(TM)” for NetWare. Legato has transitioned all customer service to us as of February 2003. We now have a broad base of products and solutions for the Novell NetWare storage market, which include, fail-over, fault tolerance, mirroring, offsite archiving and disaster recovery. The acquisition of the high availability products has also given access to the distribution channel used by Legato for these products which will expand the market awareness for our traditional HSM technologies for both NetWare and Windows. We have also hired key development and customer service personnel to continue development and service for the high availability products. In conjunction with this expansion, we opened an office in Orem, Utah in February 2003 to house development and service personnel which now totals 5 employees.

In March 2003, we entered into a distribution agreement with Ingram Micro Inc., the largest global wholesale provider of technology products and supply chain management services. We will distribute storage management solutions for NetWare and Windows and the high availability products for NetWare in North America. The addition of the distribution agreement with Ingram Micro will extend our channel of distribution capabilities to include the extensive base of integrators and resellers whom purchase through Ingram Micro.

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In December 2003, we completed certification of Pegasus Disk Technologies archive management software for use in conjunction with our data movement and lifecycle management solutions. The partnership allows us to create a virtualized data pool that expands secondary storage onto any number of archive devices while simplifying management of those resources. The combined solution allows organizations to meet strict compliance regulations and optimize storage investment and utilization. Also in December 2003, we announced completion of the “library edition” which allows comprehensive tape library management support for our information lifecycle management solutions. The Library Edition offers all of the features of our standard Managed Server HSM software and extends this functionality by providing the additional capability to migrate files further along a storage hierarchy to tape libraries, autoloaders, and jukeboxes from leading vendors such as Hewlett Packard, StorageTek, ADIC and Overland Data.

In February 2004, we completed integration of the Managed Server HSM software with EMC Corporations Centera and Centera Compliance edition content addressable storage. We also entered into EMC Corporations Centera Partner Program. Our Managed Server HSM, Centera Edition enables customers to better manage utilization of storage resources throughout the enterprise. Our Managed Server Centera package combines data management and storage scalability which are requirements that are increasing in the markets we serve. Also in February 2004, we released “Managed Client HSM(TM)” for Windows XP. The new product provides the ability to automatically migrate, recall, and delete files based on age and activity criteria, supporting standard Windows XP infrastructures including wireless communications. “Managed Client HSM(TM)” adds another dimension of scalability and affordability to our ILM suite of products and solutions. “Managed Client HSM(TM)” provides the same type of automated data movement and management as the managed server products while running on workstations or home user pc’s or lap tops. It allows IT administrators to now protect user information that was stored on the workstation in the enterprise IT storage environment for back up and replication.

Our software provides products and integrated solutions for addressing the increasing need for management of data. Today IT departments face a variety of challenges with some of the most critical relating to data storage and management. Two of these challenges are (1) reducing the total cost of ownership of data storage by better leveraging IT resources, both hardware and people, and (2) increasing productivity by enabling better access to information, thereby making quicker and faster decisions. Our software virtualizes pools of stored data both to the end-user transparently and to the IT administrator while integrating with most operating systems and applications. CaminoSoft can reduce the back-up window, lower the overall cost of storage and enhance the value of information across the organization. Our strategy is built on the benefits our technology brings, our expanding distribution channel, and our ability to execute. As part of our current strategy:

•	We intend to continue to expand and leverage our base of partners (OEMs, distributors, and value-added resellers, or VAR’s) to sell additional products to end users. We intend to enhance our international presence and partner base as we internationalize, localize and bring to market existing and new products. We intend to focus on systems integrators and other strategic partners to open new avenues of distribution for our products and solutions.

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•	We intend to focus and expand on our core strengths in today’s soft economic environment. IT spending is tight and customers require products and solutions with attractive price points and demonstrable value. We can leverage success in one department or work group to demonstrate the value of our storage management solution, then use the success in that area to expand to other departments, workgroups or the enterprise. We believe our cost effective data management solutions can then be repeated in other areas of the organization for other types of information and compliance requirements.

•	We intend to leverage our position as a provider of email storage and management solutions to grow in the messaging market. With Managed Servers extended storage functions for Novell, GroupWise email systems, we have taken the first step to capitalize on this growing market for automated data storage management for Novell GroupWise email systems. We intend to utilize this same approach with other email platforms focused on providing automated data management for users of other email messaging systems such as Microsoft Exchange and Lotus Notes. We believe this vertical approach will broaden the adoption of our solutions in the electronic collaboration market, allowing our partners to remain focused on their core strengths in the markets they serve.

•	Europe, the Middle East, Africa, Japan and Asia represent active markets for expansion, with Europe representing the first market outside North America we will focus on. We intend to continue to internationalize and localize our products and solutions to penetrate this marketplace. During the current fiscal year we added a director of EMEA operations, based in the UK to support our European distribution partners.

RESULTS OF OPERATION

FISCAL YEARS ENDED SEPTEMER 30, 2004 AND SEPTEMBER 30, 2003

During the current fiscal year, the Company continued to focus on development of features and upgrades on products, while expanding their functionalities to other operating platforms including Windows 2000. The Company has changed its sales and marketing strategy to focus on development and support for its data storage and management solutions and high availability solutions, while utilizing its partners' sales, marketing and distribution channels.  Revenues for the current fiscal year increased by approximately 59% from $790,000 in fiscal year 2003 to $1,254,000 for the current fiscal year. Sales for the Company's software products were approximately $791,000 or 63% of the total revenue for the current fiscal year; annual service contracts constituted approximately 37% or the other $463,000 of the total revenue for the fiscal year as compared to approximately 24% in the prior fiscal year. The high availability products accounted for approximately 26% of the total revenue as compared to 65% in the prior fiscal year, with the Company's core HSM technology representing 37% of the total revenue for the current fiscal year as compared to 35% in the fiscal year ended September 30, 2003. Billings for annual service contracts decreased slightly resulting in a 5% decrease in deferred revenue for annual service contracts billed during the current fiscal year, from approximately $264,000 in fiscal year ended September 30, 2003 to approximately $250,000 in fiscal year ended September 30, 2004. Cost of sales increased from approximately $222,000 in the last fiscal year to approximately $248,000 in the current fiscal year representing an increase of approximately 12% reflecting increased revenues. Cost of sales as a percentage of revenue decreased from approximately 28% in fiscal year ended September 30, 2003 to approximately 20% during the current fiscal year. Gross profit increased by approximately 77% or $437,000 from $569,000 in year 2003 to $1,006,000 in fiscal year 2004 resulting from the Company's increased revenue from product sales during the current fiscal year.

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Selling and administrative expenses for the current year were approximately $2,656,000, an increase of approximately $347,000 or 15% as compared to fiscal year 2003. The increase was a result of the Company's continued effort to extend the advertising and marketing program throughout the year to help create continued product awareness in the end user and value added reseller channel. The Company also hired additional executive management during the current fiscal year. The change from a direct sales approach to one of a support role for the Company's OEM partners sales forces continued during the fiscal year, which reduced wage expense related to direct selling, while increasing the expense related to marketing and sales support for our OEM partners distribution channels. The Company intends to continue to expand the sales and marketing support areas to train both technical support teams and sales forces for the Company's distribution partners into the future.

Depreciation and amortization expense for the fiscal year of $10,000 was a slight increase of approximately 25% or $2,000 as compared to fiscal year ended September 30, 2003 for additional office and test equipment purchased during the current fiscal year.

Research and development expense for the current year was approximately $284,000 as compared to approximately $332,000 for fiscal year 2003. This decrease is part of the ongoing plan to stabilize the product line, while adding features and upgrades to the original software products. During the current fiscal year, the Company completed and certified its Windows 2000 XP client software and are certifying an upgraded version of the OFFSite Archive high availability solution, the first high availability product released under the CaminoSoft name. The Company began new research and development projects during the second half of the current year and plans to continue the research and development program at an increased rate during the coming year. As projects complete and become viable the Company expects to capitalize portions of the development expense during the upcoming fiscal year.

There was no other income during the current fiscal year. The current fiscal year included approximately $200,000 of interest expense related to borrowing balances, which is an increase in interest expense of approximately $115,000 over fiscal year 2003. Approximately $84,000 of the total fiscal year interest expense was non cash pre-paid interest which is expensed over the term of the debentures and loan.

LIQUIDITY AND CAPITAL RESOURCES

The Company incurred a net loss of $2,144,075 and $2,164,199 for the years ended September 30, 2004 and 2003, respectively, and has an accumulated deficit of $19,054,981 as of September 30, 2004. The Company will require additional financing in order to expand its business and continue operations.  The Company's working capital requirements in the foreseeable future will depend on a variety of factors including its ability to implement its sales and marketing plan. If adequate funds are not available or are not available at acceptable terms, the Company's ability to finance its expansion, develop or enhance services or products or respond to competitive pressures would be significantly limited. Because of the Company's recurring losses from operations and negative cash flow the Company's auditors have expressed substantial doubt about its ability to continue as a going concern.

During fiscal year 2004, the Company's cash position decreased by approximately $16,000, from approximately $437,000 on September 30, 2002 to $421,000 on September 30, 2004. The Company increased revenues during the fiscal year yet is still not at a break even point operationally resulting in the decrease in cash.

In December 2002, the Company issued a 6% convertible debenture for up to $1,000,000. The Company made monthly draws based on cash flow to replenish operating funds. Interest of 6% per annum will be paid in monthly installments for three years based on the unpaid principal balance. The debenture matures on November 27, 2005, at which time the unpaid principal amount and all accrued and unpaid interest will become due and payable in full. The full amount has been drawn on the debenture and the Company is paying interest monthly based on the outstanding principal balance.

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During July 2003, the Company issued a 6% convertible debenture for $750,000. Interest at the rate of 6% per annum is payable in monthly installments for 26 months based on the unpaid principal balance. The debenture matures on November 27, 2005, at which time the unpaid principal amount and all accrued and unpaid interest will become due and payable in full. The debenture is convertible, at the option of the holder, into shares of the Company's common stock, with an initial conversion price of $0.50 per share. However, if the five day average closing price for the Common Stock immediately prior to each Disbursement is below the $0.50 initial conversion price, the average closing price for such period shall become the conversion price. The full amount has been drawn on the debenture and the Company is paying interest monthly on the outstanding principal balance.

During December 2003 the Company issued in a private placement 3,243,243 shares of common stock and 5 year warrants to purchase 3,243,243 shares with 50% of the warrants at an exercise price of $0.74 and 50% at an exercise price of $1.11 for $1,200,000. The funds will be used to support business expansion and operations.

During July 2004, the Company received $750,000 from a two year secured loan from Renaissance Capital Group managed funds. Interest is being paid at 7% in monthly installments based on the outstanding principal balance. As part of the funding, the Company issued five year warrants to purchase an aggregate of 1,415,094 shares of Common Stock at an exercise price of $0.53 per share.

During September 2004, the Company issued 340,136 shares of common stock to Fusion Capital Partners, LLC. as commitment shares in conjunction with a stock purchase agreement with Fusion Capital Fund II, LLC pursuant to which Fusion Capital agreed to purchase on each trading day during the term of the agreement. $10,000 of our common stock up to an aggregate of $6,000,000. The $6,000,000 of common stock is to be purchased over a 30-month period, subject to a three month extension or earlier termination at the Company's discretion. The purchase price of the shares of common stock will be equal to a price based upon the future market price of the common stock without any fixed discount to the market price. Fusion Capital does not have the right or the obligation to purchase shares of the Company's common stock in the event that the market price of the common stock is less than $0.25 per share. Fusion's obligations under the stock purchase agreement is conditional on the Company having an effective registration statement covering the resale of the shares issued to Fusion Capital.

If the Company's revenue projections for 2005 are not met, the operating plan calls for expense reductions in all non technical and sales related functions. Without a continued increase in revenues during the first half of fiscal year 2005 the Company will reduce expenses to compensate for lack of continued revenue growth. No assurances can be given that the Company will continue to achieve increased revenues or achieve profitability in 2005. The Company will require additional financing in order to expand its business and continue operations. Our working capital requirements in the foreseeable future will depend on a variety of factors including our ability to implement our sales and marketing plan. There can be no assurance that we will be able to successfully negotiate or obtain additional financing or the terms thereof. Our ability to obtain additional capital will be dependent on the implementation of our business plan, market conditions, the national economy and other factors outside our control. If adequate funds are not available or are not available at acceptable terms, our ability to finance our expansion, develop or enhance services or products or respond to competitive pressures would be significantly limited. The failure to secure necessary financing will have a material adverse effect on our business, prospects, financial condition and results of operations. In addition, such failure may require the Company to dramatically cut back or suspend its operations or seek bankruptcy protection.

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CONTRACTUAL OBLIGATIONS AND OFF-BALANCE SHEET ARRANGEMENTS

The following summarizes our contractual obligations at September 30, 2004 and the effects such obligations are expected to have on liquidity and cash flow in future periods:

Payments due by Period

		Less than	1-3	4-5	After
	Total	1-year	Years	Years	5 Years
Notes payable	$2,500,000		$2,500,000		$--
Employment Agreements	159,000	159,000
Consulting Contract	27,500	27,500
Operating leases	202,722	120,037	82,685	--	--
	$2,889,222	$306,537	$2,582,685	$--	$--

Except for the operating leases, employment agreements and consulting contracts above, the Company has no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on the Company's financial condition, changes in financial condition, revenues, expenses, results of operations, liquidity, capital expenditures or capital resources.

NEW ACCOUNTING PRONOUNCEMENTS

In December 2003, the SEC issued SAB 104, which supercedes SAB 101. While the wording of SAB 104 has changed to reflect the issuance of Emerging Issues Task Force Issue No. 00-21 "Accounting for Revenue Arrangements with Multiple Deliverables" (EITF 00-21), the revenue recognition principles of SAB 101 remain largely unchanged by the issuance of SAB 104. The adoption of SAB 104 did not have a material effect on our financial condition or results of operations.

In December 2003, the FASB issued Interpretation 46R (FIN 46R), a revision to Interpretation 46 (FIN 46), Consolidation of Variable Interest Entities. FIN 46R clarifies some of the provisions of FIN 46 and exempts certain entities from its requirements. FIN 46R is effective at the end of the first interim period ending after March 15, 2004. Entities that have adopted FIN 46 prior to this effective date can continue to apply the provisions of FIN 46 until the effective date of FIN 46R or elect early adoption of FIN 46R. The adoption of FIN 46R did not have a material impact on our financial statements.

In December 2004, the FASB issued SFAS 123R "Share-Based Payment," a revision to FASB No. 123, SFAS 123R replaces existing requirements under SFAS No. 123 and APB Opinion NO. 25, and requires public companies to recognize the cost of employee services received in exchange for equity instruments, based on the grant-date fair value of those instruments, with limited exceptions. SFAS 123R also affects the pattern in which compensation cost is recognized, the accounting for employee share purchase plans, and the accounting for income tax effects of share-based payment transactions. For small-business filers, SFAS 123R will be effective for interim periods beginning after December 15, 2005. The Company is currently determining what impact the proposed statement would have on its results of operations and financial position.

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BUSINESS

OVERVIEW

We develop and manufacture software solutions that store, manage, and safeguard large quantities of data created in a business and application settings. Our software for Microsoft Windows 2000 and 2003 and Novell NetWare environments enable organizations to maximize storage resources, reduce backup and recovery time and control file retention and are available worldwide through commercial distributors, value-added resellers, systems integrators and O.E.M. partners.

CaminoSoft Corp. was organized in 1983 as Interscience Computer Services, Inc. to be a third-party provider of maintenance services for computer hardware and related peripheral equipment. During 1998 and 1999 the hardware maintenance and high speed printing toner and fusing agent businesses were sold. On September 17, 1999, we acquired certain assets (the “Camino Assets”) from Camino Software Systems, Inc. (“Camino”) for 468,000 shares of our common stock and the assumption of $315,172 of certain Camino liabilities. The Camino Assets consisted of the name, Camino Software Systems, Inc., the Highway Server hierarchical data storage management (“HSM”) software, certain business contracts and intangible personal property. On April 17, 2000, we changed our name to CaminoSoft Corp. to r eflect the change to a software sales and development firm.

In November 2001, we entered into a non-exclusive licensing and distribution agreement with Novell, Inc., which allowed Novell and its distribution channel partners to sell CaminoSoft’s suite of software solutions.

In January 2002, our “managed server and storage server” products for Novell NetWare operating systems were included for distribution on the Novell product price list. As of June 30, 2003, the products were removed at our request from the Novell price list and a new agreement, allowing Novell sales personnel to sell our products on a commission basis, is now in place. We actively participate in Novell’s “technology partner” and PartnerNet “marketing partner” programs.

In July 2002, our products were certified as “ca smart,” Computer Associates’ certification for compatibility with its BrightStor Portal and ARCserve line of enterprise storage management solutions. We also became a Computer Associates “partner,” which opens up additional distribution channels for our products in conjunction with Computer Associates enterprise software.

In July 2002, our Managed Server HSM™ for Windows 2000 and 2003 operating systems received certification for compatibility from Microsoft. We are a member of the Microsoft “certified partner” program, which allows distribution partners to sell and distribute our Windows 2000/2003-based products.

In February 2003, we entered into a licensing and distribution agreement with Legato Systems, Inc. for marketing, distribution, future development and customer service of certain Legato products for Novell NetWare operating systems. The products specified are “Standby Server™ ” for NetWare, “SnapShotServer™ ” for NetWare, and “OFFSite Archive™ ” for NetWare. Legato has transitioned all customer service to us as of February 2003. We now have a broad base of products and solutions for the Novell NetWare storage market, which include failover, fault tolerance, mirroring, offsite archiving, and improved disaster recovery.

In March 2003, we entered into a distribution agreement with Ingram Micro Inc., pursuant to which Ingram Micro will distribute our storage management products for NetWare and Windows 2000/2003 and our acquired Legato products for NetWare in North America.

In June 2003, we released a new version of OFFSite Archive for NetWare. OFFSite Archive 3.0 is the first of a suite of products to be enhanced and released under the CaminoSoft name. The product provides a solution for offsite disaster-recovery for Novell server-based networks by maintaining asynchronous replicas of mission-critical enterprise data in a secure, offsite location, thereby keeping the information protected and available.

In February 2004, we joined EMC Corporation’s Centera Partner Program and completed the integration of The Managed Server storage management - Centera Edition with the EMC Centera Compliance Edition content addressed storage or CAS solution. EMC Centera represents an entirely new software-driven storage architecture specifically designed to address the information storage requirements of unchanging digital assets, such as print and mail electronic “reference” documents.

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In February 2004, we completed the development of a product named Managed Client HSM™ for Windows XP. Based on CaminoSoft’s Managed Server HSM for Windows 2000/2003 solution, selected as a SIIA 2004 Codie Award “Best Storage Software” finalist, this innovative Windows XP-based product brings vital storage management capabilities to popular Microsoft desktops.

In May 2004, we joined Hewlett Packard’s Information Lifecycle Management Partner Program. Our Managed Server HSM software provides a solution for automatically handling reference file dispersal and retention based on a consistent set of administrative management policies. By combining our software with the HP StorageWorks solutions and services portfolio, organizations may simplify and better control the provisioning and utilization of their data storage resources.

OUR PRODUCTS

Our products are designed to meet the storage management needs of small, medium, and enterprise organizations. We serve markets which produce and manage large amounts of data such as Banking, Financial Services, and Healthcare, Legal Services, Engineering and Architectural Services, Federal and State Government, and Higher Education. We believe that our products and solutions enable organizations to (a) reclaim expensive storage resources, (b) reduce manual intervention in managing files, (c) reduce the amount of time needed for back-up and recovery, (d) establish automated policies for compliance with new laws and regulations governing data retention, and (e) set up data lifecycles for different types of information in production environments.

Managed Server HSM

Our Managed Server HSM software provides a solution for data management. Designed to meet the data storage management requirements for local area networks (“LAN”), wide area networks (“WAN”), and intranet environments, Managed Server HSM offers the ability to manage files on Microsoft Windows and Novell NetWare servers in environments where mass storage devices are deployed.

Our Managed Server HSM can accommodate large volumes of information. We have partnered with The Messaging Architects’ to provide a Novell GroupWise e-mail archiving solution. Their GWArchive product in conjunction with Managed Server HSM, addresses the archival and compliance needs of GroupWise e-mail users. For GroupWise customers who just want to manage the growth of their e-mail file attachments, as opposed to archiving and content searching, Managed Server HSM can manage GroupWise attachments as it does normal data files.

StandbyServer for NetWare

StandbyServer for NetWare is a server mirroring solution for NetWare servers that connect one or more primary servers to a standby machine. If a primary server fails, due to hardware or software failure, the standby machine automatically takes over and makes the mirrored data and network services available to users in just a few moments. Data is mirrored between the servers using a dedicated high-speed link, creating a fully redundant system that protects users against both hardware and software failures. The StandbyServer configuration consists of three main elements: a primary server, a standby server, and the communications path that connects them. The disk devices in the standby machine are treated as external disk systems to the primary server.

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OFFSite Archive for NetWare

OFFSite Archive for NetWare is an electronic data vaulting and disaster recovery product for NetWare servers that protects data in the event of a disaster by electronically transferring a stable point-in-time image of the data to an offsite location. OFFSite Archive automatically transfers data to be protected from a source server to a target server using the IPX or IP protocol over a LAN, WAN, or Internet connection. The latest version of OFFSite Archive allows multiple source servers to mirror data to a single remotely-located target server. OFFSite Archive uses SnapShotServer for NetWare (discussed below) technology to create snapshots of protected volumes of data. Each snapshot contains all of the data, or a pointer to the data, on the source server’s protected volume at the instant the snapshot was taken. This snapshot is then transferred from the source server to the target server. Through an initial synchronization, all of the data on the source server is mirrored to the target server. Then, after the initial synchronization, only the delta changes are sent to the target server. Since OFFSite Archive does not mirror data in real-time, a high-speed communications link is not required.

SnapShotServer for NetWare

SnapShotServer for NetWare gives an administrator more control of the back-up process. With the capability to capture live data at any time with SnapShotServer, open files or “live” databases can be backed-up at the administrator’s convenience. The program creates “snapshot” images of “live” data volumes at administrator-defined intervals. These snapshots can then be mounted as regular NetWare volumes and backed up by any NetWare approved back-up utility. When taking a snapshot of a volume, SnapShotServer creates a virtual image of the volume; there is no actual duplication of the entire volume. If changes are made to the original data after taking the snapshot, the program makes a copy of the original data before it is changed and stores that copy in its buffer. This buffer and the unchanged portions of the disk make up the snapshot volume, which provides a virtual image of the volume as it was at the time the snapshot was taken. SnapShotServer works with both StandbyServer and OFFSite Archive.

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OUR STRATEGY

Our goal is to be a leading supplier of data management solutions that work seamlessly with major operating system and storage vendors’ hardware and software solutions and deliver advanced storage management for small, medium, and enterprise organizations.

As part of our current strategy:

•	We intend to continue to increase and leverage our base of partners, including OEMs, distributors, and value-added resellers (VARs).

•	We intend to further expand our international presence and partner base worldwide.

•	We intend to continue to focus on systems integrators and other strategic partners to open new avenues of distribution for our products and solutions.

•	Working at the field sales level with our strategic partners, we intend to leverage their expertise to provide joint solutions to their customer base.

COMPETITION

The competition in the storage systems market consists of a small group of leading vendors, such as EMC, Hewlett Packard, IBM, Hitachi Data Systems, and Network Appliance, and a cadre of hardware and software companies who OEM, remarket, or aggregate storage products from third parties.

Our products compete in the data management software segments. The cost barriers for entry into this markets are relatively low, which means our competitors can range from small companies with limited resources to large, more established companies with substantial resources. Some competitors have substantially greater financial, technical, marketing, sales, distribution, and personnel resources.

SALES AND MARKETING STRATEGY

Our sales and marketing strategy is to further establish strong partnerships with storage vendors and storage channel partners worldwide in order to introduce and promote joint solutions.

We have been targeting large Novell NetWare and GroupWise customers with Managed Server HSM for NetWare.

Strategic Partnerships

To take advantage of the large NetWare customer installed base, we have partnered with firms such as Novell, Computer Associates, and EMC to solicit introductions into their accounts as an approved technology partner. We receive numerous leads generated from Novell’s website as a result of our partnership, whereby visitors to their website can search for third-party NetWare solutions and are provided access to our website link. We are also engaging Novell sales and service engineers at the field level to gain introductions and access to their accounts. Our ability to support both Netware and Windows is an advantage no matter which way an account wishes to go in the future.

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We partner with EMC to promote joint sales of their Centera (magnetic WORM compliance) subsystem through Managed Server HSM - Centera Edition, which is EMC certified.

The certification of Managed Server HSM for Windows 2000 and our partnership with Microsoft was another milestone in our strategic plan for multi-platform distribution. Adding support for Windows 2003 servers has opened up new partnering opportunities with other strategic storage vendors. The certification completed with Computer Associates on their BrightStor Portal, ARCserve Back-up, and Enterprise Back-up products will enhance our ability to sell our complete suite of solutions to CA users. Since CA has clients who utilize both operating system platforms, they can now manage their storage resources through the BrightStor Portal and migrate data seamlessly to tape libraries.

Channel Partnerships

In addition to working with large storage vendors to gain assess to their installed base of customers, CaminoSoft is expanding its value added reseller (“VAR”) program to recruit high-end storage resellers, VARs, and Systems Integrators to do the same with their customer base. We recently announced a Premier Reseller program to target these high-end channel partners with a goal of having broad geographic and industry coverage.

Working with our strategic partner storage vendors, we intend to bring on additional non-exclusive distributors worldwide that support our strategy and open new markets for our ILM solutions.

Technology Partnerships

To assist us in providing as much of a complete solution as possible for our target markets and clients, we will continue to establish technology partnerships that broaden our product portfolio. As of the date of this filing, we have signed an integration and distribution agreement with Pegasus Disk Technologies to distribute InveStore archive management software drivers for UDO, magneto-optical, and DVD management. In addition we have signed an OEM agreement with Computer Associates to integrate and remarket their tape library media management software drivers as part of Managed Server HSM - Library Edition.

We have also established partnerships with two firms that provide e-mail archiving solutions: The Messaging Architects (Novell GroupWise e-mail systems) and Executive Technologies (Microsoft Exchange/Outlook email systems). Together, we provide the basic platform for e-mail and electronic document retention policy compliance.

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EMPLOYEES

We currently employ twenty people full time and five full time consultants.

PROPERTY

 As of January 27, 2005, we leased one office facility in Westlake Village, California for our executive offices pursuant to a lease extension expiring June 30, 2006, at a rental rate of $9,368 per month. As of February 1, 2003 we leased a development and customer service office in Orem, Utah pursuant to a lease that expired on January 31, 2004, at a rental rate of $1,700 per month. The lease is extended at $1,700 per month on a month to month basis.

LEGAL PROCEEDINGS

We are not a party to any material legal proceedings and there are no material legal proceedings pending with respect to our property. We are not aware of any legal proceedings contemplated by any governmental authorities involving either us or our property. None of our directors, officers or affiliates is an adverse party in any legal proceedings involving us or our subsidiaries, or has an interest in any proceeding which is adverse to us or our subsidiaries.

MANAGEMENT

The following table and text set forth the names and ages of all directors and executive officers of our company as of February 1, 2005. The Board of Directors is comprised of only one class. All of the directors will serve until the next annual meeting of shareholders and until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal. There are no family relationships between or among the directors, executive officers or persons nominated or charged by our company to become directors or executive officers. Executive officers serve at the discretion of the Board of Directors, and are appointed to serve until the first Board of Directors meeting following the annual meeting of shareholders. Also provided herein are brief descriptions of the business experience of each director and executive officer during the past five years and an indication of directorships held by each director in other companies subject to the reporting requirements under the Federal securities laws.

As of February 1, 2005, the directors, director nominees and executive officers of the company are as follows:
Name	Age	Position
Robert Pearson	68	Director
Steven Spector	57	Chairman of the Board
Robert Degan	65	Director
Walter Kornbluh	73	Director
Stephen Crosson	45	Director, Chief Financial Officer, Chief Operating Officer and Director
Russell Cleveland	65	Director
Michael Skelton	57	Chief Executive Officer, Director

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Robert Pearson. Mr. Pearson, who became a director in 1997, has been associated with Renaissance Capital Group (“RCG”) since April 1994. RCG is the investment advisor of the largest shareholders of the Company. Presently, Mr. Pearson serves as a Senior Vice President and Director of Corporate Finance of RCG. He served as Executive Vice President of the Thomas Group from May 1990 to March 1994. For 25 years, Mr. Pearson held various senior management positions at Texas Instruments, including Vice President of Finance from October 1983 to June 1985. Mr. Pearson holds directorships in the following companies: Digital Learning Management Corporation; Advanced Power Technology, Inc., a power semiconductor manufacturer; eOriginal, Inc., a privately owned developer of technology and software for creation of electronic contracts, Laserscope, Inc., a marketer and manufacturer of lasers for medial use, and Simtek Corporation, a fables semiconductor company that designs and markets non-volatile static random access memories.

Steven Spector. Mr. Spector became a director in February 2000. Since 1971, Mr. Spector has practiced finance, banking and corporate reorganization law, most recently as a partner in the Los Angeles Office of Jeffer, Mangels, Butler and Marmaro, LLP. In addition to practicing law, Mr. Spector is a partner in the investment group of LBS Investments, LLC, and a trustee of The Joseph B. Gould Charitable Foundation. Mr. Spector has lectured and taught extensively in his legal specialties of finance, banking and corporate reorganization. In September 2003, Mr. Spector was elected as Chairman of the Board of Directors.

Robert Degan. Mr. Degan became a director in January 2001. From 1989 to 1996, Mr. Degan was President and Chief Executive Officer of Tylink Corporation, a private company, which designs, manufactures and markets digital access products. In August, 1996, Tylink Corporation was acquired by Sync Research a public company. From August 1996 to December 1996 Mr. Degan was Executive Vice President of Sync Research. From 1997 to 1998, Mr. Degan was Chairman, President and Chief Executive Officer of Summa Four Inc., a public company, which is a leading provider of switching platforms. In 1998 Summa Four, Inc. was acquired by Cisco Systems, Inc. and from 1998 through 1999 Mr. Degan was General Manger of the Enhanced Services and Migration business unit of Cisco Systems, Inc. From 2000 to the present Mr. Degan has been a private investor.

Walter Kornbluh. Mr. Kornbluh joined the Company in May 1997 and became a director in April 1998. Mr. Kornbluh is a licensed Certified Public Accountant in the States of California and New York. For the past 10 years he has been the President and majority owner of Workout Specialist Inc., a firm that specializes in assisting companies with financial problems. He spent 17 years as President of Marathon Office Supply, Inc., a public company whose stock was listed on the American Stock Exchange.

Stephen Crosson. Mr Crosson joined the Company in March 1985 and was manager of accounting and government contracts and logistics. In September 1989, Mr. Crosson became a financial analysis officer with First Interstate Banks Controller’s office. In March 1992, Mr. Crosson returned to the Company as Director of Operations. In April 1995, he became Vice President of Operations. In January of 1997, Mr. Crosson became Corporate Secretary and in April 1998 he became Chief Operating Officer and Treasurer. In January 2003, Mr. Crosson became the Chief Executive Officer, and in August 2003, Mr. Crosson was elected a director. In April 2004, Mr. Crosson became the Chief Financial Officer.

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Russell Cleveland. Mr Cleveland became a director in February 2004. Mr. Cleveland is the President, Chief Executive Officer, sole director, and the majority shareholder of the RENN Capital Group, Inc. He is a Chartered Financial Analyst with more than 35 years experience as a specialist in investments for smaller capitalization companies. A graduate of the Wharton School of Buisness, Mr. Cleveland servers of the Boards of Directors of Renaissance US Growth Investment Trust PLC, BFS US Special Opportunities Trust PLC, Renaissance Capital Growth & Income Fund III, Inc., Integrated Security Systems, Inc., Tutogen Medical, Inc., Digital Recorders, Inc., and Cover-All Technologies, Inc.

Michael Skelton. Mr. Skelton joined the Company in April 2004 as the Chief Executive Officer. From August 2001 to April 2004, Mr. Skelton was an interim executive management consultant working with public and private technology companies. From 1987 to 1992, Mr. Skelton was Vice President and General Manager of TAB Products Co. a records management company. From 1993 to 1995, Mr. Skelton was Vice President of Sales and Marketing for SCO Inc., a company that provides UNIX operating system software. From 1996 to 1997 Mr. Skelton was President and C.E.O. of TracePoint Technology, Inc., a provider of software developer tools. From 1998 to 1999, Mr. Skelton was Vice President of Sales for NetManage, Inc., a provider of enterprise application integration software and services. From January 2000 to July 2001, Mr. Skelton was President and C.E.O. of Menta Software, Ltd., which provided technology to web enable Microsoft Windows applications.

FAMILY RELATIONSHIPS

There are no family relationships between or among the directors, executive officers or persons nominated or charged by us to become directors or executive officers.

MEETINGS; ATTENDANCE; COMMITTEES

The Board has an Audit Committee. The duties of the Audit Committee include (i) recommending to the Board the engagement of the independent auditors, (ii) reviewing the scope and results of the yearly audit by the independent auditors, (iii) reviewing our system of internal controls of procedures, and (iv) investigating when necessary matters relating to the audit functions. It reports to the Board concerning its activities. The current members of this Committee are Messrs. Kornbluh, Spector and Degan. The Board of Directors has determined that Walter Kornbluh is the Audit Committee Financial Expert Mr. Kornbluh is not deemed to be independent under applicable rules.

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The Board also has a Compensation Committee. The Compensation Committee makes recommendations to the Board concerning compensation and other matters relating to employees. The Committee also grants options under, and administers, our Stock Option Plan. The current members of the Committee are Messrs. Degan, Kornbluh, Pearson and Spector. The Compensation Committee has held one meeting during the current fiscal year.

DIRECTOR COMPENSATION

Directors do not receive any annual compensation. Outside directors receive $1,000 each for each meeting attended and reimbursement for out-of-pocket expenses for attending meetings. Mr. Pearson and Mr. Cleveland have waived the meeting fees. During the current fiscal year directors received 85,000 options to purchase common stock at $0.41 per share based on the Company’s Year 2000 Employee Stock Option Plan.

EMPLOYMENT AGREEMENTS

During the fiscal year ended September 30, 2004, the Company entered into an at will employment agreement with Michael Skelton (C.E.O. & Director) on April 12, 2004, for an indeterminate period at $14,000 per month. The contract may be terminated by the Company at any time. If terminated without cause Mr. Skelton will receive as severance salary and benefits for up to 6 months after termination. Mr. Skelton also received 1,400,000 employee stock options.

The Company entered into a 2 year employment agreement with Stephen Crosson (C.O.O. , C.F.O. & Director) on August 1, 2003. The agreement was amended on April 19, 2004. Mr. Crosson receives $12,500 per month and will receive a bonus fee of 1% of any acquisition price or licensing fee over $1,000,000 paid to the Company on its behalf. If Mr. Crosson is terminated without cause he will receive salary and benefits for up to 6 months after termination.

The Company entered into a consulting agreement with Director Walter Kornbluh on August 1, 2003 for 2 years expiring on August 1, 2005. Mr. Kornbluh receives compensation of $2,500 per month during the term of the contract. He is also to receive a 5% finders fee on any acquisition or financing deal he initiates that is consummated by the Company.

The following table sets forth the compensation paid by the Company for its fiscal years ended September 30, 2004, 2003 and 2002 to its Chief Executive Officer and Chief Financial Officer (the “Named Executive Officers”). No other executive officer received compensation which exceeded $100,000 for the fiscal year ended September 30, 2004.

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	ANNUAL COMPENSATION
NAME AND PRINCIPAL POSITION	FISCAL YEAR ENDED SEPTEMBER 30,	SALARY	BONUS	ALL OTHER COMPENSATION	Long Term Compensation Awards Securities Underlying Options SARs
Michael Skelton,	2004	$168,000	----	----	1,400,000
Chief Executive Officer
Stephen Crosson,	2004	$150,000	----	----	300,000
Chief Financial Officer,	2003	$137,500	----	----	200,000
Chief Operating Officer,	2002	$133,125	----	----	50,000
Corporate Secretary &
Director

OPTION GRANTS IN 2004

The following table sets forth certain information regarding option grants to the Named Executive Officers during the fiscal year ended September 30, 2004.

	Number of	Percentage of
	Securities	Total Options	Average
	Underlying	Granted to	Exercise
	Options	Employees	Price	Expiration
NAME	Granted (1)	In 2004	Per Share	Date
Michael Skelton. . . . . . . . . . . . . .	1,400,000	68.76%	$0.63	12/08/2009
Stephen Crosson . . . . . . . . . . . . .	300,000	14.73%	$0.55	12/08/2009

(1)	Options were granted under the year 2000 Employee Stock Option Plan.

OPTION EXERCISES AND FISCAL YEAR-END VALUE

			Number of Securities Underlying Unexercised Options at Year-end		Value of Unexercised in the Money Options at Year-End
Name	Shares Acquired On Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Michael Skelton	—	—	—	—	—	—
Stephen Crosson	—	—	—	—	—	—

There were no options exercised by the Named Executive Officers during fiscal year 2004.

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of December 1, 2004 by (i) each person who is known by the Company to own beneficially more than 5% of the Company’s outstanding Common Stock; (ii) each of the Company’s directors; (iii) the named Executive Officers; and (iv) executive officers and directors of the Company as a group:

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	Common Stock (1)

NAME AND ADDRESS (2)	NUMBER OF SHARES	PERCENTAGE OF OUTSTANDING (3)

Robert Pearson . . . . . . . . . . . . . . . . . . . . . (4)	----	----

Robert Degan . . . . . . . . . . . . . . . . . . . . . .	333,000 (5)	----

Steven Spector . . . . . . . . . . . . . . . . . . . . .	422,600 (6)	----

Walter Kornbluh . . . . . . . . . . . . . . . . . . .	1,310,880 (7)	8.98

Stephen Crosson . . . . . . . . . . . . . . . . . . .	1,365,560 (8)	9.32

Renaissance Capital Growth &
Income Fund III, Inc. . . . . . . . . . . . . . . .	5,661,331 (9)	36.33
8080 N. Central Expressway
Suite 210
Dallas, Texas 75206

Renaissance US Growth &
Income Trust PLC . . . . . . . . . . . . . . . . .	4,210,527 (10)	28.04
8080 N. Central Expressway
Suite 210
Dallas, Texas 75206

BFSUS Special Opportunities
Trust PLC . . . . . . . . . . . . . . . . . . . . . . . .	6,605,112 (11)	36.48
8080 N. Central Expressway
Suite 210
Dallas, Texas 75206

Michael Skelton . . . . . . . . . . . . . . . . . . .	1,400,000 (12)	9.42

All executive officers and
directors as a group
(5 persons) . . . . . . . . . . . . . . . . . . . . .	4,862,040	27.23

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(1)	As used herein, the term beneficial ownership is defined by Rule 13d-3 under the Securities Exchange Act of 1934 as consisting of sole or shared voting power and/or sole or shared investment power subject to community property laws where applicable.
(2)	Except as indicated, the address of each person is c/o the Company at 600 Hampshire Road, #105, Westlake Village, California 91361.
(3)	Based on 13,462,750 shares of Common Stock outstanding, as of December 15, 2004.
(4)	Does not include any shares owned by the Renaissance funds described in the table. Mr. Pearson is an executive officer of Renaissance Capital Group, Inc. (“RCG”) which is the investment advisor to the Fund and BFS US and the investment manager of Renaissance U.S.
(5)	Includes four year non-qualified options from the Company to purchase 65,000 shares at $3.63 per share and four year non-qualified options from the Company to purchase 50,000 shares at $.95 per share, 35,000 shares from the Company at $.61 per share, 85,000 shares from the Company at $.44 per share and options to purchase 85,000 shares from the Company at $0.41 per share.
(6)	Includes four year non-qualified stock options from the Company for 65,000 shares at $3.63 per share and four year non-qualified options from the Company to purchase 50,000 shares at $.95 per share, 35,000 shares from the Company at $.61 per share, 85,000 from the Company at $.44 per share and options to purchase 100,000 shares at $0.41 per share.
(7)	Includes currently exercisable options to purchase 92,000 shares from the Company at $.56 per share, 180,000 shares from the Company at $3.87 per share, 90,000 shares from the Company at $5.00 per share, 180,000 shares from the Company at $1.55 per share, 50,000 shares from the Company at $.95 per share, 100,000 shares from the Company at $.61 per share, 50,000 shares from the Company at $.44 per share and options to purchase 85,000 shares at $0.41 per share.
(8)	Includes currently exercisable options to purchase 48,000 shares from the Company at $.56 per share, 120,000 shares from the Company at $3.87 per share, 60,000 shares from the Company at $5.00 per share, 120,000 shares from the Company at $1.55 per share, 50,000 shares from the Company at $.95 per share, 100,000 shares from the Company at $.61 per share, 100,000 shares from the Company at $.44 per share, options to purchase 300,000 shares at $0.55 per share and options to purchase 85,000 shares at $0.41 per share.
(9)	According to Schedule 13D, dated January 15, 2003, RCG is the investment advisor of the Fund. The Common Shares deemed to be beneficially owned by the Fund are comprised of 3,539,414 shares of our Common Stock. Options to purchase 26,500 shares at $0.95 per share, options to purchase 4,368 shares at $0.61 per share, options to purchase 38,250 shares at $0.44 per share, warrants to purchase 500,000 shares at $1.00 per share, warrants to purchase 540,541 shares at $0.74 per share, warrants to purchase 540,540 shares at $1.11 per share and warrants to purchase 471,698 shares at $0.53 per share.
(10)	According to a Schedule 13D, dated January 15, 2003, RCG is the Investment Manager of Renaissance US. The Common Shares deemed to be beneficially owned by the Fund are comprised of 2,657,748 shares of our Common Stock and warrants to purchase 540,541 shares at $0.74 per share, warrants to purchase 540,540 shares at $1.11 per share and warrants to purchase 471,698 shares at $0.53 per share.
(11)	According to a Schedule 13D, dated January 15, 2003, RCG is the Investment Advisor for BFS US. The Common Shares deemed to be beneficially owned by BFS US are comprised of 1,963,981 shares of Common Stock and 3,088,352 shares of Common Stock issuable upon conversion of an aggregate of $1,750,000 of 6% Convertible Debenture at a weighted average conversion price of $0.63 per share. Also includes warrants to purchase 540,541 shares at $0.74 per share, warrants to purchase 540,540 shares at $1.11 per share and warrants to purchase 471,698 shares at $0.53 per share.
(12)	Includes options from the Company to purchase 1,400,000 shares at $0.63 per share. Currently the options are not exercisable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On November 27, 2002, we entered into a $1,000,000 6% Convertible Debenture Agreement with BFS US (the “BFS US Debenture”). The full amount was drawn during the fiscal year ended September 30, 2003. Interest of 6% per annum will be paid in monthly installments for three years based on the unpaid principal balance. The BFS US Debenture matures on November 27, 2005, at which time the unpaid Principal Amount, and all accrued and unpaid interest and other charges, fees, and payments will be due and payable. The conversion price is set at $1.00 unless, however, the five (5)-day average closing price for our Common Stock immediately prior to a disbursement is below $1.00, in which case, such five (5)-day average shall become the Conversion Price. As of September 30, 2003, we had a note payable principal balance of $1,000,000 in connection with this convertible debenture and no further funds available to borrow on this debenture.

During July 2003, BFS US entered into a $750,000 6% Convertible Debenture Agreement with us. The full amount was drawn during the fiscal year ended September 30, 2003. Interest at a rate of 6% per annum is payable in monthly installments for 26 months based on the unpaid principal balance. The debenture matures on November 27, 2005, at which time the unpaid Principal Amount, and all accrued and unpaid interest and other charges, fees, and payments then due under the debenture will be due and payable in full. The debenture is convertible, at the option of the holder, into shares of our common stock, with an initial conversion price of $0.50 per share. However, if the five-day average closing price for the Common Stock immediately prior to each disbursement is below the $0.50 initial conversion price, the average closing price for such period shall become the conversion price. As of September 30, 2003, we had a note payable principal balance of $750,000 in connection with this convertible debenture and no further funds available to borrow on this debenture.

On December 18, 2003 we issued to the Fund, BFS US and Renaissance US in a private placement an aggregate of 3,243,243 shares of common stock and 5-year warrants to purchase an aggregate of 3,243,243 shares with 50% of the warrants at an exercise price of $0.74 per share and 50% at an exercise price of $1.11 per share for $1,200,000. The investors are affiliated with Renaissance Capital Group, Inc. See “Security Ownership of Certain Beneficial Owners and Management and Related Stock Holder Matters.”

During July 2004, the Company received $750,000 from a two year secured loan from Renaissance Capital Group managed funds. Interest will be paid at 7% in monthly installments based on the outstanding principal balance. As part of the funding, the Company issued five year warrants to purchase an aggregate of 1,415,094 shares of Common Stock at an exercise price of $0.53 per share.

DESCRIPTION OF SECURITIES

General

Our authorized capital consists of 100,000,000 shares of common stock, no par value per share. As of January 27, 2005, we had 13,462,750 shares of common stock outstanding. We have no shares of preferred stock issued or outstanding.

Common Stock

Subject to rights which may be granted to holders of preferred stock in the future, each share of our common stock is entitled to one vote at all meetings of our shareholders. Our common shareholders are not permitted to cumulate votes in the election of directors. All shares of our common stock are equal to each other with respect to liquidation rights and dividend rights. There are no preemptive rights to purchase any additional shares of our common stock. In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to receive, on a pro rata basis, all of our assets remaining after satisfaction of all liabilities and preferences of outstanding preferred stock, if any.

Transfer Agent

Our transfer agent is U.S. Stock Transfer Corporation in Glendale, California.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of a substantial number of shares of our common stock in the public market could adversely affect market prices prevailing from time to time. Under the terms of this offering, the shares of common stock offered may be resold without restriction or further registration under the Securities Act of 1933, except that any shares purchased by our “affiliates,” as that term is defined under the Securities Act, may generally only be sold in compliance with Rule 144 under the Securities Act.

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Sale of Restricted Shares

Certain shares of our outstanding common stock were issued and sold by us in private transactions in reliance upon exemptions from registration under the Securities Act and have not been registered for resale. Additional shares may be issued pursuant to outstanding warrants and options. Such shares may be sold only pursuant to an effective registration statement filed by us or an applicable exemption, including the exemption contained in Rule 144 promulgated under the Securities Act.

In general, under Rule 144 as currently in effect, a shareholder, including one of our affiliates, may sell shares of common stock after at least one year has elapsed since such shares were acquired from us or our affiliate. The number of shares of common stock which may be sold within any three-month period is limited to the greater of: (i) one percent of our then outstanding common stock, or (ii) the average weekly trading volume in our common stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144. Certain other requirements of Rule 144 concerning availability of public information, manner of sale and notice of sale must also be satisfied. In addition, a shareholder who is not our affiliate, who has not been our affiliate for 90 days prior to the sale, and who has beneficially owned shares acquired from us or our affiliate for over two years may resell the shares of common stock without compliance with many of the foregoing requirements under Rule 144.

Options

We have filed a registration statement on Form S-8 under the Securities Act to register shares of common stock issuable under the 2000 Stock Option Plan. Shares issued upon the exercise of stock options are eligible for resale in the public market without restriction, subject to Rule 144 limitations applicable to affiliates.

SELLING SHAREHOLDERS

General

The securities being offered hereunder are being offered by the selling shareholders listed below or their transferees, pledgees, donees or successors. The selling shareholders may from time to time offer and sell pursuant to this prospectus up to an aggregate of 17,960,204 shares of our common stock.

Each selling shareholder may from time to time offer and sell any or all of such selling shareholder’s shares that are registered under this prospectus. Because no selling shareholder is obligated to sell shares, and because the selling shareholders may also acquire publicly traded shares of our common stock, we cannot accurately estimate how many shares each selling shareholder will own after the offering therefore the members assume.

All expenses incurred with respect to the registration of the common stock covered by this prospectus will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commissions or other expenses incurred by any selling shareholder in connection with the sale of shares.

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The following table presents information regarding the selling shareholder. Except as indicated below, none of the selling shareholders are registered broker dealers and neither the selling shareholders nor any of their affiliates has held a position or office, or had any other material relationship, with us.

Selling Shareholder	Shares Beneficially Owned Before Offering	Percentage of Outstanding Shares Beneficially Owned Before Offering (1)	Shares to be Sold in the Offering	Percentage of Outstanding Shares Beneficially Owned After Offering
Fusion Capital Fund II, LLC (1) (2)	340,136	2.59%	3,680,272	—
Renaissance Capital Growth & Income Fund III, Inc. (3)	5,661,311	36.33%	3,842,193	26.29%
Renaissance US Growth & Investment Trust PLC (4)	4,210,527	28.04%	4,090,527	19.74%
BFSUS Special Opportunities Trust PLC (5)	6,605,112	36.48%	6,347,212	14.59%
________________________
(1)  As of the date hereof, 340,136 shares of our common stock have been acquired by Fusion Capital under the common stock purchase agreement. Fusion Capital may acquire up to an additional 3,340,136 shares under the common stock purchase agreement. Percentage of outstanding shares is based on 13,462,750 shares of common stock outstanding as of  January 31, 2005. Fusion Capital may not purchase shares of our common stock under the common stock purchase agreement if Fusion Capital, together with its affiliates, would beneficially own more than 9.9% of our common stock outstanding at the time of the purchase by Fusion Capital.

(2)  Steven G. Martin and Joshua B. Scheinfeld, the principals of Fusion Capital, are deemed to be beneficial owners of all of the shares of common stock owned by Fusion Capital. Messrs. Martin and Scheinfeld have shared voting and disposition power over the shares being offered under this prospectus.

(3)  According to a Schedule 13D, dated January 15, 2003, RCG is the investment advisor of the Fund and Russell Cleveland the President and Chief Executive Officer of RCG exercises voting and dispositive power over the share held by RCG. The Common Shares deemed to be beneficially owned by the Fund are comprised of 3,539,414 shares of our Common Stock. Options to purchase 26,500 shares at $.95 per share, options to purchase 4,368 shares at $.61 per share, options to purchase 38,250 shares at $.44 per share, warrants to purchase 500,000 shares at $1.00 per share, warrants to purchase 540,541 shares at $.74 per share, warrants to purchase 540,540 shares at $1.11 per share and warrants to purchase 471,698 shares at $.53 per share.

(4)  According to a schedule 13D dated January 15, 2003, RCG is the Investment Manager of Renaissance US and Russell Cleveland the President and Chief Executive Officer of RCG exercises voting and dispositive power over the share held by RCG.  The Common Shares deemed to be beneficially owned by the Fund are comprised of 2,657,748 shares of our Common Stock and warrants to purchase 540,541 shares at $.74 per share, warrants to purchase 540,540 shares at $1.11 per share and warrants to purchase 471,698 shares at $.53 per share.

(5)  According to a schedule 13D dated January 15, 2003, RCG is the Investment Advisor for BFS US and Russell Cleveland the President and Chief Executive Officer of RCG exercises voting and dispositive power over the share held by RCG.  The Common Shares deemed to be beneficially owned by BFS US are comprised of 1,963,981 shares of Common Stock and 3,088,352 shares of Common Stock issuable upon conversion of an aggregate of $1,750,000 of 6% Convertible Debenture at a weighted average conversion price of $.63 per share. Also includes warrants to purchase 540,541 shares at $.74 per share, warrants to purchase 540,540 shares at $1.11 and warrants to purchase 471,698 shares at $.53 per share.

Renaissance Transactions

Renaissance Capital Growth & Income Fund III, Inc. Since 2000, we have issued up to 3,539,414 shares of our common stock to Renaissance Capital Growth & Income Fund in private placements at varying purchase prices. We issued options to purchase 26,500 shares at $0.95 per share were granted on August 7, 2002. Options to purchase 4,368 shares at $0.61 per share were granted on December 2, 2002. Options to purchase 38,250 shares at $0.44 per share were granted on September 30, 2003. Warrants to purchase 500,000 shares at $1.00 per share were issued on August 12, 2000. Warrants to purchase 540,541 shares at $0.74 per share were issued on December 18, 2003. Warrants to purchase 540,540 shares at $1.11 per share were issued on December 18, 2003 and warrants to purchase 471,698 shares at $0.53 per share were issued on July 19, 2004.

Renaissance US Growth & Income Trust PLC. Since 2000, we have issued up to 2,657,748 shares of our common stock to Renaissance US Growth & Income Trust PLC in private placements at varying purchase prices. We issued warrants to purchase 540,541 shares at $0.74 per share were issued on December 18, 2003. Warrants to purchase 540,540 shares at $1.11 per share were issued on December 18, 2003 and warrants to purchase 471,698 shares at $0.53 per share were issued on July 19, 2004.

BFS US Special Opportunities Trust PLC. Since 2000, we have issued 1,963,981 shares of common stock to BFS US Special Opportunities Trust PLC in private placements at varying purchase prices. On November 27, 2002 we issued a $1,750,000 6% Convertible Debenture pursuant to which 3,088,352 shares of common stock are issuable at a weighted average conversion price of $0.63 per share. Warrants to purchase 540,541 shares at $0.74 per share were issued on December 18, 2003. Warrants to purchase 540,540 shares at $1.11 per share were issued on December 18, 2003 and warrants to purchase 471,698 shares at $0.53 per share were issued on July 19, 2004.

PLAN OF DISTRIBUTION
General

The common stock offered by this prospectus is being offered by the selling shareholders. The common stock may be sold or distributed from time to time by each selling shareholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this Prospectus may be effected in one or more of the following methods:

36

•	ordinary brokers’ transactions;

•	transactions involving cross or block trades;

•	through brokers, dealers, or underwriters who may act solely as agents

•	“at the market” into an existing market for the common stock;

•	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

•	in privately negotiated transactions; or

•	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

Brokers, dealers, underwriters, or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling shareholder and/or purchasers of the common stock for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions.

Fusion Capital is an “underwriter” within the meaning of the Securities Act.

Neither we nor the selling shareholders can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between the selling shareholders, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares offered by this Prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any compensation from each selling shareholder and any other required information.

We will pay all of the expenses incident to the registration, offering, and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers, or agents. We have also agreed to indemnify the selling shareholders and related persons against specified liabilities, including liabilities under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

Fusion Capital and its affiliates have agreed not to engage in any direct or indirect short selling or hedging of our common stock during the term of the common stock purchase agreement.

37

We have advised the selling shareholders that while it is engaged in a distribution of the shares included in this Prospectus it is required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes each selling shareholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offe red hereby this Prospectus.

This offering will terminate on the date that all shares offered by this Prospectus have been sold by the selling shareholders.

Registration Obligations

Under the stock purchase agreement with Fusion Capital and certain agreements between us and certain of the other selling shareholders, we have agreed to register the shares for resale by such selling shareholders under the Securities Act and to maintain the effectiveness of that registration until the earliest date on which:

•	the shares of such selling shareholders covered by this prospectus have been disposed of pursuant to the registration statement,

•	the shares of such selling shareholders covered by this prospectus that are then held by such selling shareholders may be sold under the provisions of Rule 144 without limitation as to volume, whether pursuant to Rule 144(k) or otherwise, or

•	we have determined that the shares covered by this prospectus that are then held by such selling shareholders may be sold without restriction under the Securities Act and we have removed any stop transfer instructions relating to such shares.

The selling shareholders have each agreed to comply with applicable state and federal securities laws and the rules and regulations promulgated thereunder in connection with their sale of the shares. Each selling shareholder will pay all commissions and its own expenses, if any, associated with the sale of the shares, other than the expenses associated with preparing this prospectus and the registration statement of which it is a part. Pursuant to the stock purchase agreements and certain agreements between us and certain selling shareholders, we have agreed to indemnify the selling shareholders against certain liabilities including liabilities under the Securities Act and such selling shareholders have agreed to indemnify us against certain liabilities including liabilities under the Securities Act.

We will pay the costs of registering the shares as contemplated by the stock purchase agreement, including the expenses of preparing this prospectus and the related registration statement of which it is a part. We estimate that our costs associated with such registration will be approximately $32,000.

38

LEGAL MATTERS

The validity of the issuance of the common stock offered hereby will be passed upon for us by Troy & Gould Professional Corporation.

EXPERTS

The financial statements of Caminosoft Corp. appearing in this prospectus have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing else where herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file current, quarterly and annual reports with the SEC on forms 8-K, 10-QSB and 10-KSB. We have filed with the SEC under the Securities Act of 1933 a registration statement on Form SB-2 with respect to the shares being offered in this offering. This prospectus does not contain all of the information set forth in the registration statement, certain items of which are omitted in accordance with the rules and regulations of the SEC. The omitted information may be inspected and copied at the Public Reference Room maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information about operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Copies of such material can be obtained from the public reference section of the SEC at prescribed rates. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete and in each instance reference is made to the copy of the document filed as an exhibit to the registration statement, each statement made in this prospectus relating to such documents being qualified in all respects by such reference.

For further information with respect to us and the securities being offered hereby, reference is hereby made to the registration statement, including the exhibits thereto and the financial statements, note, and schedules filed as a part thereof.

39

FINANCIAL STATEMENTS

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets as of September 30, 2004	F-3
and September 30, 2003

Consolidated Statements of Operations for the Years	F-4
Ended September 30, 2004 and 2003

Consolidated Statement of Shareholders’ Deficit for the Years	F-5
Ended September 30, 2004 and 2003

Consolidated Statements of Cash Flows for the Years	F-6
Ended September 30, 2004 and 2003

Notes to Consolidated Financial Statements	F-7

F-1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders
CaminoSoft Corp.

We have audited the accompanying consolidated balance sheets of CaminoSoft Corp. as of September 30, 2004 and 2003 and the related statements of operations, shareholders’ deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CaminoSoft Corp. at September 30, 2004 and 2003, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Los Angeles, California
November 24, 2004

F-2

CAMINOSOFT CORP.
CONSOLIDATED BALANCE SHEETS

	September 30,
ASSETS	2004	2003

Current assets:
Cash and cash equivalents	$421,344	$436,782
Accounts receivable, net of allowance of $20,000 and $5,687	213,678	251,037
Prepaid expenses	-	6,000

Total current assets	635,022	693,819

Property and Equipment, net of accumulated depreciation of	41,050	21,130
$31,730 and $21,986 (Note 2)

Software, net of accumulated amortization of,	348,561	466,773
$478,829 and $360,617 (Note 3)

Deposits	11,642	11,792

Deferred financing costs (Note's 4 and 5)	546,461	132,169

Total assets	$1,582,736	$1,325,683

LIABILITIES AND SHAREHOLDERS' DEFICIT

Current Liabilities:
Trade accounts payable	$91,319	$125,753
Accrued Liabilities	145,733	144,948
Deferred revenues	250,304	264,555

Total current liabilities	487,356	535,256

Notes Payable (Note 4)	2,500,000	1,750,000

Total liabilities	2,987,356	2,285,256

Common stock, no par value; authorized 100,000,000 shares;
issued and outstanding 13,462,750 and 9,879,371 shares	17,650,361	15,951,333

Accumulated deficit	(19,054,981)	(16,910,906)

Total shareholders' deficit	(1,404,620)	(959,573)

Total liabilities and shareholders' deficit	$1,582,736	$1,325,683

See accompanying notes to consolidated financial statements.

F-3

CAMINOSOFT CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS

	YEARS ENDED
	SEPTEMBER 30,
	2004	2003

SALES	$1,253,610	$790,156

COST OF SALES	247,515	221,635

GROSS PROFIT	1,006,095	568,521

OPERATING EXPENSES
Sales and administrative	2,655,657	2,308,747
Depreciation and amortization	9,744	7,682
Research & Development	284,410	332,323

Total operating expenses	2,949,811	2,648,752

Loss from operations	(1,943,716)	(2,080,231)

OTHER INCOME (EXPENSE)
Interest expense	(200,380)	(84,592)
Interest income	21	624

Total other income (expense)	(200,359)	(83,968)

Net loss applicable to common stock	($2,144,075)	($2,164,199)

Weighted average number of common shares outstanding:
(basic and diluted):	12,390,202	9,879,371

Net loss per common share:
(basic and diluted)	$(0.17)	$(0.22)

See accompanying notes to Consolidated Financial Statements

F-4

CAMNOSOFT CORP
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT

	Common Stock		Accumulated
	Shares	Amount	Deficit	Total

BALANCE, at September 30, 2002	9,873,171	15,931,255	(14,746,707)	1,184,548

Common stock issued for services	6,200	5,952		5,952

Warrant to purchase common stock issued for services		14,126		14,126

Net loss			(2,164,199)	(2,164,199)

Balance, at September 30, 2003	9,879,371	15,951,333	(16,910,906)	(959,573)

Common stock and warrants issued in private placement	3,243,243	1,200,000		1,200,000

Common stock issued for equity line	340,136	187,075		187,075

Warrant to purchase common stock issued in connection with financing		311,953		311,953

Net loss			(2,144,075)	(2,144,075)

Balance, at September 30, 2004	13,462,750	17,650,361	(19,054,981)	(1,404,620)
See accompanying notes to Consolidated Financial Statements

F-5

CAMINOSOFT CORP
CONSOLIDATED STATEMENTS OF CASH FLOWS

	YEARS ENDED
	SEPTEMBER 30,

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	2004	2003

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	(2,144,075)	(2,164,199)
Adjustments to reconcile net loss to net cash used in
operating activities:
Change in allowance for doubtful accounts	14,313	-
Depreciation and amortization	212,692	125,891
Common stock and common stock warrants issued for services	-	20,078
Changes in operating assets and liabilities:
Accounts receivable	23,046	(189,623)
Prepaid expense	6,000	47,647
Deposits and other	150	(2,211)
Accounts payable and accrued expenses	(33,649)	73,743
Deferred revenue	(14,251)	222,379
Net cash used in operating activities	(1,935,774)	(1,866,295)

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in fixed assets	(29,664)	(23,344)

Net cash used in investing activities	(29,664)	(23,344)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings on notes payable	750,000	1,750,000
Proceeds from the issuance of common stock	1,200,000	-

Net cash provided by financing activities	1,950,000	1,750,000

NET DECREASE IN CASH AND CASH EQUIVALENTS	(15,438)	(139,639)

CASH AND CASH EQUIVALENTS, beginning of year	436,782	576,421

CASH AND CASH EQUIVALENTS, end of year	421,344	436,782

Supplemental non-cash financing and investing activities
Cash paid for:
Interest	115,644	34,386
Income taxes	0	0

During the year ended September 30, 2004, the Company issued 1,415,094 warrants to purchase the Company's common stock at $0.53 per share with a fair value of $311,953 in connection with a 7% 2 year $750,000 loan to the Company (Note 4). The fair value was recorded as deferred financing costs on the Company's financial statements and is being amortized over the term of the loan. During September 2004, the Company issued 340,136 shares of stock as commitment shares as part of an equity financing. The commitment shares are part of a common stock purchase agreement which will allow the Company to draw up to $6,000,000 through daily sales of the Common Stock. The Company has agreed to register 3,680,272 shares which include the commitment shares to sell during a 30 month period. The fair value of the issued shares was $187,075, this amount was recorded as deferred financing costs on the Company financial statements and will be recorded against proceeds received over the term of the commitment.
See accompanying notes to Consolidated Financial Statements

F-6

CAMINOSOFT CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS AND NATURE OF OPERATIONS

CaminoSoft Corp. (the "Company") previously known as Interscience Computer Corporation, was incorporated under the laws of the State of California on October 14, 1983, to be a third party provider of maintenance services for computer hardware and related peripheral equipment. On September 17, 1999, the Company acquired the assets (the "Camino Assets") of Camino Software Systems, Inc. ("Camino"), a data storage company, for 468,000 shares of the Company's common stock and assumed $315,172 of certain Camino liabilities. The Camino assets consisted of the name, Camino Software Systems, Inc., the data storage management software, certain business contracts and intangible personal property. The Company allocated all amounts paid and assumed in the amount of $502,372 to the cost of software.

During the year ended September 30, 2000, the Company changed its name to CaminoSoft Corp. to reflect the focus on the data management software business. The Company is now distributing and developing data management software purchased from Camino, which will work with Windows 2000 and Novell operating systems and with Computer Associates, Veritas, and other enterprise software.

In July 2003, the Company incorporated a subsidiary CM Medical Systems, Inc., under the General Corporation Law of California. Currently the subsidiary has no employees, has not issued stock and has not begun operations.

The Company incurred a net loss of $2,144,075 and $2,164,199 for the years ended September 30, 2004 and 2003, respectively, and has an accumulated deficit of $19,054,981 as of September 30, 2004. The Company will require additional financing in order to expand its business and continue operations. The Company's working capital requirements in the foreseeable future will depend on a variety of factors including its ability to implement its sales and marketing plan. The Company plans to continue to focus on the integration of its products and solutions with O.E.M. partner products for sales and distribution. This includes selling products through the distribution channels of the partners. The Company has new arrangements, which it believes will generate higher levels of revenue in fiscal 2005. Management has developed additional contingency plans to ensure expenses can be reduced and brought in line with revenues achieved during 2005, allowing the Company to extend the operating capital. The Company currently expects that the new financing will provide sufficient cash to fund its projected operations for the immediately foreseeable future and believes additional financing will be available if and when needed. If the Company is unable to achieve projected operating results and/or obtain such additional financing if and when needed, management will be required to curtail growth plans and scale back development activities. No assurances can be given that the Company will achieve increased revenues. Further, no assurances can be given that the Company's current financing will be sufficient to support the Company's planned level of operations. If adequate funds are not available or are not available at acceptable terms, the Company's ability to finance its expansion, develop or enhance services or products or respond to competitive pressures would be significantly limited. The above factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

F-7

CAMINOSOFT CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

BASIS OF PRESENTATION

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. Such cash equivalents, at times, may exceed federally insured limits. The Company maintains its accounts with financial institutions with high credit ratings.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure of the fair value of certain financial instruments. Accounts receivable, other receivables, accounts payable, accrued liabilities and deferred revenues as reflected in the financial statements approximate fair value because of the short-term maturity of these instruments.

PROPERTY AND EQUIPMENT

Property and equipment is stated at cost. Depreciation is computed accelerated methods based upon the estimated useful life of the asset, primarily three years.

SOFTWARE

Software capitalization is stated at cost. Amortization is computed on the straight-line method based upon the estimated useful life of the asset, primarily seven years. Statement of Financial Accounting Standards No. 86, "Accounting for the Cost of Computer Software to be Sold, Leased, or Otherwise Marketed" ("SFAS 86"), provides for the capitalization of certain software development costs incurred after technological feasibility of the software is established. The Company capitalized no development cost during the years ended September 30, 2004 and September 30, 2003. The Company evaluates the net realizable value of the capitalized software based on estimated future undiscounted cash flows.

F-8

CAMINOSOFT CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

REVENUE RECOGNITION

Revenue from sale of product is recognized when an arrangement exists with a determinable sales price, and shipment to the customer has occurred. Maintenance revenue is recognized ratably over the contract period. The Company's revenue recognition policies are in compliance with all applicable accounting regulations, including Staff Accounting Bulleton No. 104 ("SAB 104"), Revenue Recognition in Financial Statements, American Institute of Certified Public Accountants ("AICPA"), Statement of Position ("SOP") 97-2, Software Revenue Recognition, SOP 98-9, Modification of SOP 97-2, with Respect to Certain Transactions and Emerging Issues Task Force Issue 00-21, Revenue Arrangements with Multiple Deliverables.

RESEARCH AND DEVELOPMENT

Research and development costs, which consist primarily of software development costs, are expensed as incurred and amounted to $284,410 and $332,323 for the years ended September 30, 2004 and 2003 respectively.

ADVERTISING

Advertising costs are charged to expense as incurred and such costs were $35,044 and $23,500 for the years ended September 30, 2004 and 2003, respectively.

IMPAIRMENT OF LONG-LIVED ASSETS

The Company periodically assesses the recoverability of the carrying amounts of long-lived assets, including intangible assets. A loss is recognized when expected undiscounted future cash flows are less than the carrying amount of the asset. The impairment loss is the difference by which the carrying amount of the asset exceeds its fair value.

STOCK-BASED COMPENSATION

The Company accounts for employee stock options or similar equity instruments in accordance with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123") and Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation, in Interpretation of APB 25" ("FIN 44"). SFAS No. 123 defines a fair-value-based method of accounting for employee stock options or similar equity instruments. This statement gives entities a choice to recognize related compensation expense by adopting the new fair-value method or to measure compensation using the intrinsic value method under Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees", ("APB25") the former standard. If the former standard for measurement is elected, SFAS No. 123 requires supplemental disclosure to show the effect of using the new measurement criteria. The Company currently uses the disclosure standards of SFAS 123 but accounts for stock based compensation using APB 25.

F-9

CAMINOSOFT CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

All stock options issued to employees have an exercise price not less than the fair market value of the Company's common stock on the date of the grant, and in accordance with accounting for such options utilizing the intrinsic value method there is no related compensation expense recorded in the Company's financial statements. Had compensation cost for stock-based compensation been determined based on the fair value on the grant dates consistent with the method of SFAS 123, the Company's net loss and loss per share for the years ended September 30, 2004 and 2003 would have been increased to the pro forma amounts presented:

	2004	2003
Net loss, as reported	$(2,144,075)	$(2,164,199)
Add: Stock-based employee compensation included in reported net loss	--	--
Deduct: Total stock-based employee compensation expense determined under fair value based method for all award	(541,950)	(276,547)
Net loss, pro forma	$(2,686,025)	$(2,440,746)

Basic and diluted net loss per common share,
as reported	$(.17)	$(.22)
pro forma	$(.22)	$(.25)

The fair value of option grants is estimated on the date of grant utilizing the Black-Scholes option-pricing model with the following weighted average assumptions for grants in 2004 and 2003, expected life of options were between 3 years and 8 years, expected volatility ranged from 95.3% to 95.37%, respectively, risk-free interest rate of 2.41% to 3.18% in 2004 and 1.95% to 2.51% in 2003, and a 0% dividend yield. The weighted average fair value on the date of grants for options and warrants granted during 2004 was $0.52 per unit. The weighted average fair value of the options and warrants granted in 2003 were $0.57 per unit.

EARNINGS (LOSS) PER SHARE

The Company computes earnings (loss) per common share under Statement of Financial Accounting Standards No. 128, "Earnings per Share" (SFAS No. 128), which requires presentation of Basic and Diluted earnings (loss) per share. Basic earnings (loss) per share includes no dilution and is computed by dividing income (loss) available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share reflects the potential dilution of securities that could share in the earnings of an entity, such as stock options, warrants or convertible debentures, unless antidilutive. At September 30, 2004 and 2003, options and warrants to purchase 10,289,337 and 3,665,000 and shares, respectively were outstanding, but were not included in the computation of diluted (loss) per common share as the effect would be antidilutive.

F-10

CAMINOSOFT CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

INCOME TAXES

The Company uses the asset and liability method of accounting for income taxes. Deferred income taxes are recognized based on the differences between financial statement and income tax valuations of assets and liabilities using applicable tax rates for the year in which the differences are expected to reverse. Valuation allowances are established, when necessary, to reduce deferred tax asset amounts to the amount expected to be realized. The provision for income taxes represents the tax payable (or benefit) for the period and the change in deferred tax assets and liabilities during the year.

GUARANTEES

In November 2002, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others ("FIN 45"). FIN 45 requires a guarantor to recognize a liability, at the inception of the guarantee and also include more detailed disclosures with respect to guarantees, including additional disclosures relating to product warranty liabilities. The following is a summary of the Company's agreements that the Company has determined is within the scope of FIN 45.

Under its bylaws, the Company has agreed to indemnify its officers and directors for certain events or occurrences arising as a result of the officer or director's serving in such capacity. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited. However, the Company has a directors and officers liability insurance policy that limits its exposure and enables it to recover a portion of any future amounts paid. As a result of its insurance policy coverage, the Company believes the estimated fair value of these indemnification agreements is minimal and has no liability recorded for these agreements as of September 30, 2004.

The Company enters into indemnification provisions under its agreements with other companies in its ordinary course of business, typically business partners, contractors, customers, landlords and its agreements with investors. Under these provisions the Company generally indemnifies and hold harmless the indemnified party for losses suffered or incurred by the indemnified party as a result of the Company's activities or, in some cases, as a result of the indemnified party's activities under the agreement. These indemnification provisions often include indemnifications relating to representations made by the Company with regard to intellectual property rights. These indemnification provisions generally survive the termination of the underlying agreement. The maximum potential amount of future payments the Company could be required to make under these indemnification provisions is unlimited. The Company has not incurred material costs to defend lawsuits or settle claims related to these indemnification provisions. As a result, the Company believes the estimated fair value of these provisions is minimal. Accordingly, the Company has no liabilities recorded for these agreements as of September 30, 2004.

F-11

CAMINOSOFT CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NEW ACCOUNTING PRONOUNCEMENTS

In December 2003, the SEC issued SAB 104, which supercedes SAB 101. While the wording of SAB 104 has changed to reflect the issuance of Emerging Issues Task Force Issue No. 00-21 "Accounting for Revenue Arrangements with Multiple Deliverables" (EITF 00-21), the revenue recognition principles of SAB 101 remain largely unchanged by the issuance of SAB 104. The adoption of SAB 104 did not have a material effect on the Company's financial condition or results of operations.

In December 2003, the FASB issued Interpretation 46R ("FIN 46R"), a revision to Interpretation 46, Consolidation of Variable Interest Entities. FIN 46R clarifies some of the provisions of FIN 46 and exempts certain entities from its requirements. FIN 46R is effective at the end of the first interim period ending after March 15, 2004. Entities that have adopted FIN 46 prior to this effective date can continue to apply the provisions of FIN 46 until the effective date of FIN 46R or elect early adoption of FIN 46R. The adoption of FIN 46R did not have a material impact on the Company's financial statements.

In December 2004, the FASB issued SFAS 123R "Share-Based Payment," a revision to FASB No. 123, SFAS 123R replaces existing requirements under SFAS No. 123 and APB Opinion NO. 25, and requires public companies to recognize the cost of employee services received in exchange for equity instruments, based on the grant-date fair value of those instruments, with limited exceptions. SFAS 123R also affects the pattern in which compensation cost is recognized, the accounting for employee share purchase plans, and the accounting for income tax effects of share-based payment transactions. For small-business filers, SFAS 123R will be effective for interim periods beginning after December 15, 2005. The Company is currently determining what impact the proposed statement would have on its results of operations and financial position.

NOTE 2 - PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

	September 30,
	2004	2003
Furniture and fixtures	$13,084	$13,084
Test and training equipment	59,696	30,032
	72,780	43,116
Less accumulated depreciation	(31,730)	(21,986)
	$41,050	$21,130

Property and equipment are depreciated on an accelerated basis with an average useful life of three years.

NOTE 3 - SOFTWARE

On September 17 1999, the Company acquired the assets (the "Camino Assets") of Camino Software Systems, Inc. ("Camino") for 468,000 shares of the Company's common stock valued at $187,200 and assumed $315,172 of certain Camino liabilities. The Camino Assets consisted of the name, Camino Software Systems, Inc., the data storage management software, certain business contracts and intangible personal property. The Company has allocated all amounts paid and assumed in the amount of $502,372 to the cost of software. The software is being amortized over seven years. Net book value of the original purchased software at September 30, 2004 and 2003 is $143,517 and $215,089, respectively.

During the years ended September 30, 2004 and 2003 there was no development cost capitalized. The software is being amortized over seven years. The net book value for software at September 30, 2004 and 2003 is $348,561 and $466,773, respectively, which includes the original software purchase of the Camino Assets plus additional capitalization prior to fiscal year 2003.

	September 30,
	2004	2003
Software	$827,390	$827,390
Less accumulated amortization	(478,829)	(360,617)
	$348,561	$466,773

Software is amortized on a straight-line basis with an average useful life of 7 years.

NOTE 4 - NOTES PAYABLE

During the year ended September 30, 2002, a warrant to purchase 500,000 shares of common stock was extended three years in conjunction with additional financing for the Company (see below). The estimated value of the warrant ($176,224) was recorded as deferred financing on the Company's financial statements and is being amortized over the term of the debenture.

F-12

CAMINOSOFT CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In December 2002, the Company issued a 6% convertible debenture for up to $1,000,000. The Company made monthly draws based on cash flow to replenish operating funds. The full amount was drawn during the current fiscal year. Interest of 6% per annum will be paid in monthly installments for three years based on the unpaid principal balance. The debenture matures on November 27, 2005, at which time the unpaid principal amount and all accrued and unpaid interest will become due and payable in full. The debenture is convertible into shares of the Company's common stock, with the initial conversion price of $1.00 per share. However if the five day average closing price for the Company's common stock immediately prior to a disbursement is below the $1.00 initial conversion price, the average closing price for such period shall become the conversion price. The funds were used to help fund operations and accelerate the business plan. As of September 30, 2004, the Company had a note payable principal balance of $1,000,000 in connection with this convertible debenture and no further funds available to borrow on this debenture.

During July 2003, the Company issued a 6% convertible debenture for up to $750,000. The Company made a single draw for the full amount of the debenture to replenish operating funds. Interest at a rate of 6% per annum is payable in monthly installments for 26 months based on the unpaid principal balance. The debenture matures on November 27, 2005, at which time the unpaid principal amount and all accrued and unpaid interest will become due and payable in full. The debenture is convertible, at the option of the holder, into shares of the Company's common stock, with an initial conversion price of $0.50 per share. However, if the five day average closing price for the Common Stock immediately prior to each Disbursement is below the $0.50 initial conversion price, the average closing price for such period shall become the conversion price. As of September 30, 2004 the Company had borrowed $750,000, the entire amount available.

During July 2004, the Company issued 5 year warrants to purchase 1,415,094 shares of common stock at $0.53 per share. The warrants, valued at $311,953 using the Black Scholes method were issued in conjunction with a $750,000 two year loan (Note 5). The loan matures on July 19, 2006 at which time the unpaid principal and all accrued and unpaid interest will become due and payable. The note calls for monthly interest payments of 7% of the outstanding principal balance beginning September 1, 2004. The value of the warrants were recorded on the Company's financial statements as deferred financing costs and will expensed ratably over the term of the loan.

Annual principal payments for fiscal years 2005 and 2006 are as follows:

Year ending September 30,
2005	$--
2006	2,500,000
Total	$2,500,000

F-13

CAMINOSOFT CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - SHAREHOLDER'S EQUITY

During the year ended September 30, 2003, the Company issued 6,200 shares of common stock with a value of $5,952 for consulting services rendered during the year, this amount was recorded as an expense on the Company's financial statements.

During the year ended September 30, 2003, the Company issued four year warrants to purchase 80,000 shares for $0.51 per share with a value of $14,126 for services rendered, this amount was recorded on the Company's financial statements.

During the year ended September 30, 2003, the Company issued 1,218,000 options to purchase the Company's common stock at prices ranging from $0.44 to $1.30 to employees and directors under the year 2000 employee stock option plan.

During the year ended September 30, 2004, the Company issued 3,243,243 warrants to purchase the Company's common stock at prices ranging from $0.74 to $1.11 to investors in a private placement of 3,243,243 shares of the Company's common stock for $1,200,000.

During the year ended September 30, 2004, the Company issued 1,415,094 warrants to purchase the Company's common stock at $0.53 per share with a fair value of $311,953 in connection with a 7% 2 year $750,000 loan to the Company (Note 4). The fair value was recorded as deferred financing costs on the Company's financial statements and is being amortized over the term of the loan.

During September 2004, the Company issued 340,136 shares of stock as commitment shares as part of an equity financing. The commitment shares are part of a common stock purchase agreement which will allow the Company to draw up to $6,000,000 through daily sales of the Common Stock. The Company has agreed to register 3,680,272 shares which include the commitment shares to sell during a 30 month period. The fair value of the issued shares was $187,075, this amount was recorded as deferred financing costs on the Company's financial statements and will be amortized against proceeds received over the term of the commitment.

During the year ended September 30, 2004, the Company issued 2,476,000 options to purchase the Company's common stock at prices ranging from $0.41 to $0.63 to employees and directors under the year 2000 employee stock option plan.

F-14

CAMINOSOFT CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The option summary and changes during the year are presented below:

		Weighted
		Average
	Number of	Exercise
	Shares	Price
Options outstanding
At September 30, 2002	1,658,000	$2.47

Options granted	1,218,000	0.57
Options expired	(103,000)	0.90
Options outstanding
At September 30, 2003	2,773,000	$1.69
Options granted	2,476,000	0.56
Options expired	(265,000)	2.92
Options outstanding
At September 30, 2004	4,984,000	$1.07

Options exercisable
At September 30, 2004	2,739,000	$1.46

The following table summarizes information about employee's stock options outstanding at September 30, 2004.

	Outstanding			Exercisable
		Weighted Average		Weighted Average
		Life	Exercise		Exercise
Exercise Price	Options	(Months)	Price	Options	Price
$0.41	569,000	62	$0.41	170,000	$0.41
0.44	587,000	62	0.44	450,500	0.44
0.45	5,000	62	0.45	--	--
0.51	200,000	62	0.51	--	--
0.52	85,000	62	0.52	85,000	0.52
0.55	302,000	62	0.55	300,000	0.55
0.56	148,000	62	0.56	148,000	0.56
0.61	340,000	62	0.61	340,000	0.61
0.63	1,400,000	62	0.63	--	--
0.90	95,000	62	0.90	23,750	0.90
0.95	319,500	62	0.95	309,750	0.95
1.04	2,000	62	1.04	1,000	1.04
1.25	25,000	62	1.25	12,500	1.25
1.30	15,000	62	1.30	7,500	1.30
1.55	300,000	62	1.55	300,000	1.55
3.38	2,000	62	3.38	1,500	3.38
3.56	56,000	62	3.56	56,000	3.56
3.63	65,000	2	3.63	65,000	3.63
3.87	318,500	62	3.87	318,500	3.87
5.00	150,000	62	5.00	150,000	5.00
$0.41-$5.00	4,984,000		$1.07	2,739,000	$1.46

The warrant summary and changes during the year are presented below:

		Weighted
		Average
	Number of	Exercise
	Shares	Price
Warrants outstanding
At September 30, 2002	872,000	$1.78

Warrants granted	80,000	0.51
Warrants expired	(60,000)	0.51

Warrants outstanding
At September 30, 2003	892,000	$1.75

Warrants granted	4,658,337	0.81
Warrants expired	(245,000)	3.56

Warrants outstanding
At September 30, 2004	5,305,337	$0.84

Warrants exercisable
At September 30, 2004	5,305,337	$0.84

F-15

CAMINOSOFT CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes information about warrants outstanding at September 30, 2004.

	Outstanding			Exercisable
		Weighted Average		Weighted Average
		Life	Exercise		Exercise
Exercise Price	Warrants	(Months)	Price	Warrants	Price
0.51	20,000	62	$0.51	20,000	$0.51
0.53	1,415,094	58	0.53	1,415,094	0.53
0.73	5,000	9	0.73	5,000	0.73
0.74	1,621,623	50	0.74	1,621,623	0.74
0.95	50,000	62	0.95	50,000	0.95
1.00	500,000	11	1.00	500,000	1.00
1.11	1,621,620	50	1.11	1,621,620	1.11
1.55	30,000	62	1.55	30,000	1.55
2.00	42,000	7	2.00	42,000	2.00
$0.51 - $2.00	5,305,337		$0.84	5,305,337	$0.84

NOTE 6 - RELATED PARTY TRANSACTION

During the fiscal year ended September 30, 2003, the Company signed a consulting agreement with Mr. Walter Kornbluh (director), to provide consulting services to the Company reporting to the Chairman of the Board of Directors and the Chief Executive Officer. The contract is for two years beginning August 1, 2003, at a rate of $2,500 per month.

During the fiscal year ended September 30, 2003, the Company signed a two year employment agreement with Mr. Stephen Crosson to be the Chief Executive Officer of the Company reporting to the Chairman of the Board of Directors. The contract is for two years beginning August 1, 2003, with an annual salary of $150,000 per year and the possibility of bonuses at the discretion of the Board of Directors. The agreement was amended on April 19, 2004. Mr. Crosson receives $12,500 per month and will receive a bonus fee of 1% of any acquisition price or licensing fee over $1,000,000 paid to the Company. If Mr Crosson is terminated without cause he will receive salary and benefits for up to 6 months after termination.

During the Fiscal year ended September 30, 2004, the Company entered into an at will employment agreement with Michael Skelton (C.E.O. & Director), Mr. Skelton will receive $14,000 per month salary for an indeterminate period of time. The contract may be terminated by the Company or Mr. Skelton at any time. If Mr. Skelton is terminated without cause he will receive salary and benefits for up to 6 months after termination.

NOTE 7 - COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

The Company leases its facilities under noncancelable operating leases expiring at various dates through 2006. Future minimum rental payments required under noncancelable operating leases at September 30, 2004 are as follows:

Year Ending September 30,	Amount
2005	120,037
2006	82,685
$202,722

Total rent expense for the years ended September 30, 2004 and 2003 amounted to $153,658 and $130,958, respectively.

LITIGATION

The Company may, from time to time, be involved in legal proceedings, claims and litigation arising in the ordinary course of business. It is possible the outcome of such legal proceedings, claims and litigation could have a material effect on the operating results or cash flows when resolved in a future period. These matters are not expected to have a material adverse effect upon the Company's financial statements.

NOTE 8 - INCOME TAXES

The effective tax rate on loss before income taxes differed from the federal statutory tax rate. The following summary reconciles income taxes at the federal statutory tax rate with the actual taxes and the effective tax rate:

	September 30,
	2004	2003
Federal statutory tax rate	(34%)	(34%)
State tax, net of federal benefit	(6%)	(6%)
Permanent differences	(1%)	--
Change in valuation allowance	40%	40%
Effective tax rate	--%	--%

At September 30, 2004, the Company has available net operating loss carry-forwards of approximately $17,000,000 for federal income tax purposes and $10,000,000 for state income tax purposes which expire in varying amounts through 2024. The Company's ability to utilize NOL carry-forwards may be limited in the event that a change in ownership, as defined in the Internal Revenue Code, has or does occur in the future.

Deferred tax assets, before valuation allowance, as of September 30, 2004 were $6,241,558 and primarily arise from the Company's net operating loss carry forwards. A valuation allowance of $6,241,558 was provided because management believes that the deferred tax assets are more likely than not to be unrealized.

F-16

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Our Articles of Incorporation limit the liability of our directors. As permitted by California law, our directors will not be liable to us for monetary damages arising from a breach of their fiduciary duty as directors in certain circumstances. This limitation does not affect liability for any breach of a director’s duty to us or our shareholders (i) with respect to approval by the director of any transaction from which he or she derives an improper personal benefit, (ii) with respect to acts or omissions involving an absence of good faith, that the director believes to be contrary to the best interests of our company or our shareholders, that involve intentional misconduct or a knowing and culpable violation of law, that constitute an unexcused pattern or inattention that amounts to an abdication of his or her duty to our company or our shareholders, or that show a reckless disregard for duty to our company or our shareholders in circumstances in which he or she was, or should have been aware, in the ordinary course of performing his or her duties, of a risk of serious injury to our company or our shareholders, or (iii) based on transactions between our company and our directors or another corporation with interrelated directors or based on improper distributions, loans or guarantees under applicable sections of California Law. This limitation of directors’ liability also does not affect the availability of equitable remedies, such as injunctive relief or rescission.

We have been advised that it is the position of the Commission that insofar as the provision in our Articles of Incorporation, as amended, may be invoked for the limitation of liabilities arising under the Securities Act, the provision is against public policy and is therefore unenforceable.

Item 25. Other Expenses of Issuance and Distribution.

SEC registration fee	$1,300
Printing and engraving expenses	1,000
Legal and accounting fees and expenses	30,000
Total	$32,300

All amounts in the above table are estimated except the SEC registration fee. None of the expenses will be paid by selling shareholders.

Item 26. Recent Sales of Unregistered Securities.

On September 16, 2004 we issued 340,186 shares to Fusion Capital LLC pursuant to the terms of a common stock purchase agreement.
On July 19, 2004, the Company issued  7% secured subordinated promissory notes totaling an aggregate amount of $750,000 to BFSUS Special Opportunities Trust PLC, Renaissance US Growth & Investment Trust PLC and Renaissance Capital Growth & Income Fund III, Inc.  The notes mature on July 19, 2006.   In connection with the notes, the company issued, to each of the purchasers, warrants to purchase up to 1,415,094 shares of common stock at an exercise price o $. 53 per share.

During the fiscal year ended September 30, 2003, the Company issued 6,200 shares of common stock with a value of $5,952 for consulting services rendered during the year, this amount was recorded as an expense on the Company financial statements.

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During the year ended September 30, 2003, the Company issued four year warrants to purchase 80,000 shares for $0.51 per share with a value of $14,126 for services rendered, this amount was recorded as an expense on the Company financial statements.

During the year ended September 30, 2003, the Company issued 1,218,000 options to purchase the Company's common stock at prices ranging from $0.44 to $1.30 per share to employees, consultants and directors under the year 2000 employee stock option plan.

During December 2002, the Company issued a 6% convertible debenture for up to $1,000,000. Interest of 6% per annum will be paid in monthly installments for three years based on the unpaid principal balance. The debenture matures on November 27, 2005, at which time the unpaid principal amount and all accrued and unpaid interest will become due and payable in full. The debenture is convertible into shares of the Company's common stock, with the initial conversion price of $1.00 per share. However if the five day average closing price for the Company's common stock immediately prior to a disbursement is below the $1.00 initial conversion price, the average closing price for such period shall become the conversion price.

During July 2003, the Company issued a 6% convertible debenture for $750,000. Interest at the rate of 6% per annum is payable in monthly installments for 26 months based on the unpaid principal balance. The debenture matures on November 27, 2005, at which time the unpaid principal amount and all accrued and unpaid interest will become due and payable in full. The debenture is convertible, at the option of the holder, into shares of the Company's common stock, with an initial conversion price of $0.50 per share. However, if the five day average closing price for the Common Stock immediately prior to each Disbursement is below the $0.50 initial conversion price, the average closing price for such period shall become the conversion price.

As of December 2003 the Company issued in a private placement 3,243,243 shares of common stock and 5 year warrants to purchase 3,243,243 shares with 50% of the warrants at an exercise price of $0.74 and 50% at an exercise price of $1.11 for $1,200,000. The funds will be used to support business expansion and operations.

All of the foregoing securities were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof and Regulation D promulgated thereunder. No commissions were paid.

II-2

Item 27. Exhibits.

Exhibit No.	Exhibit Description

3.1	Amended and Restated Articles of Incorporation**
3.2	Bylaws**
4.1	Licensing Agreement with Legato Systems, Inc., dated December 13, 2002**
4.2	Common Stock Purchase Agreement with Fusion Capital Fund II, LLC, dated as of January 31, 2005, incorporated herein by reference to the Form 8-K/A, File No. 033-64534-LA, filed February 7, 2005
4.3	Registration Rights Agreement with Fusion Capital Fund II, LLC, dated as of January 31, 2005, incorporated herein by reference to the Form 8-K/A, File No. 033-64534-LA, filed February 7, 2005
4.4	7% Secured Subordinated Promissory Note, dated July 19, 2004**
4.5	Common Stock Purchase Warrant, dated July 19, 2004**
4.6	Registration Rights Agreement, dated July 19, 2004**
4.7	Convertible Loan Agreement, dated November 27, 2002**
4.8	6% Convertible Debenture, dated November 27, 2002**
4.9	Securities Purchase Agreement, dated December 18, 2003**
4.10	Stock Purchase Warrant, dated December 18, 2003**
4.11	Stock Purchase Warrant, dated December 18, 2003**
4.12	Termination Agreement with Fusion Capital Fund II, LLC, dated January 27, 2005, incorporated herein by reference to the Form 8-K/A, File No. 033-64534-LA, filed february 7, 2005
5.1	Opinion of Troy & Gould*
10.1	Employment Agreement of Michael Skelton**
10.2	Employment Agreement of Stephen Crosson**
10.3	Consulting Agreement of Walter Kornbluh**
23.1	Consent of Troy & Gould contained in Opinion filed as Exhibit 5.1*
23.2	Consent of BDO Siedman LLP*
24.1	Power of Attorney contained on signature page hereto*
_________________
*Filed herewith
** Incorporated by reference to the Form 10-KSB, File No. 033-04534-LA, filed January 13, 2005

Item 28. Undertakings.

The undersigned registrant hereby undertakes that:

(1)    It will file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to: (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)    Include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2)    For the purpose of determining any liability under the Securities Act of 1933, treat each such post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof; and

II-3

(3)    It will remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

II-4

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Form SB-2 and have authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westlake Village, State of California on February 7, 2005.

CAMINOSOFT CORP.

By:	/s/ Michael Skelton
Name: Michael Skelton
Title: Chief Executive Officer

Each person whose signature appears below, constitutes and appoints Stephen Crosson with full power to act without the other, as such person’s true and lawful attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this registration statement and any and all amendments to such registration statements and other documents in connection therewith, and to file the same, and all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael Skelton	Chief Executive Officer and Director	February 7, 2005
Michael Skelton

/s/ Stephen Crosson	Chief Financial Officer (Principal	February 7, 2005
Stephen Crosson	Financial and Accounting Officer) and Chief Operating Officer and Director

/s/ Steven Spector	Chairman of the Board of Directors	February 7, 2005
Steven Spector

/s/ Robert Pearson	Director	February 7, 2005
Robert Pearson

/s/ Robert Degan	Director	February 7, 2005
Robert Degan

/s/ Walter Kornbluh	Director	February 7, 2005
Walter Kornbluh

/s/ Russell Cleveland	Director	February 7, 2005
Russell Cleveland

II-5